UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

A-Mark Precious Metals, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

A-Mark Precious Metals, Inc.

2121 Rosecrans Avenue, Suite 6300

El Segundo, California 90245

NOTICE OF 2025 ANNUAL MEETING OF STOCKHOLDERS

TO THE STOCKHOLDERS OF A-MARK PRECIOUS METALS, INC.:

Notice is hereby given that the Annual Meeting of Stockholders (the “Annual Meeting”) of A-Mark Precious Metals, Inc. (“A-Mark” or the “Company”) will be held at 9:00 a.m. Pacific Time on Wednesday, November 12, 2025. At the meeting, you will be asked to consider and act upon the following matters:

1.
to elect ten directors to serve for a term of one year (until the 2026 Annual Meeting of Stockholders) and until their respective successors have been duly elected and qualified;
2.
to approve, on an advisory basis, the fiscal year 2025 compensation of named executive officers of the Company, as disclosed in this Proxy Statement;
3.
to ratify the appointment of Grant Thornton LLP as the Company's independent registered public accounting firm for the fiscal year ending June 30, 2026; and
4.
to transact any other business that may properly come before the annual meeting or any adjournment or postponement thereof.

A-Mark has determined to hold the Annual Meeting virtually as a live audio webcast. You will not be able to physically attend the Annual Meeting. To attend the Annual Meeting, you will need to visit the virtual meeting website at https://www.meetnow.global/MW2LD5J (the “Meeting Website”). Participants may choose to join the virtual meeting as a “stockholder” or as a “guest.” To enter the virtual meeting as a stockholder, participants will be required to enter a valid control number. A control number will not be required to join the virtual meeting as a guest; please note, however, that guests will not have the option to vote during the virtual meeting.

If your shares are registered directly in your name with A-Mark’s transfer agent, Computershare, you are considered the “stockholder of record” of those shares and you may use the control number found on the Notice of Internet Availability of Proxy Materials or proxy card to enter the virtual meeting and vote at the meeting. If you are a beneficial owner of shares in “street name” – that is, your shares are held in an account with a bank, broker or nominee – and you wish to vote your shares at the meeting, you must pre-register with Computershare Shareholder Services, our mailing and tabulation agent, no later than 5:00 p.m. Pacific Time on November 8, 2025 by (i) requesting from your bank, broker or nominee proof of your proxy power (a “legal proxy”) and (ii) e-mailing to Computershare at legalproxy@computershare.com your name and e-mail address and either (a) the forwarded e-mail from your broker containing your legal proxy or (b) an attached image of your legal proxy. Upon successful pre-registration, a beneficial owner will receive a confirmation e-mail from Computershare confirming registration and providing a control number to enter the virtual meeting and vote at the meeting as a stockholder.

On the date of the Annual Meeting, online access to the Annual Meeting will open at 8:30 a.m. Pacific Time, to allow time for stockholders to log-in prior to the start of the live audio webcast of the Annual Meeting at 9:00 a.m. Pacific Time. We encourage you to log-in 15 minutes prior to the start time of the Annual Meeting.

In accordance with the Company’s By-laws and action of the Board of Directors, only those stockholders of record at the close of business on September 18, 2025, are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

For the Annual Meeting, we have elected to use the Internet as our primary means of providing our proxy materials to stockholders. Consequently, most stockholders will not receive paper copies of our proxy materials. We will instead send to these stockholders a Notice of Internet Availability of Proxy Materials with instructions for accessing the proxy materials, including our Proxy Statement and Annual Report to Stockholders, and for voting via the Internet, by telephone and during the Annual Meeting.

Stockholders of record and stockholders who own in “street name” who register in advance will have the opportunity to vote their shares during the Annual Meeting by following the instructions available on the Meeting Website during the Annual Meeting. Whether or not you expect to attend the virtual Annual Meeting, we encourage you to submit your proxy in advance of the meeting by Internet or by telephone, as described in this proxy statement (or, if you received a full set of the proxy materials by mail, by completing and returning the proxy card in the envelope provided). If you execute a proxy but later decide to attend the Annual Meeting virtually and vote electronically, or for any other reason desire to revoke your proxy, you may do so as described in this proxy statement at any time before your proxy is voted. Submitting a proxy will not prevent you from attending the Annual Meeting virtually and voting electronically during the meeting if you so desire.

By order of the Board of Directors,
/s/ Carol Meltzer
CAROL MELTZER
Corporate Secretary

El Segundo, California

October 2, 2025

A-Mark Precious Metals, Inc.

PROXY STATEMENT FOR FISCAL YEAR 2025

ANNUAL MEETING OF STOCKHOLDERS

To be held on November 12, 2025

The Board of Directors of A-Mark Precious Metals, Inc. is soliciting your proxy to vote at the 2025 Annual Meeting of Stockholders to be held on November 12, 2025, at 9:00 a.m. Pacific Time, and any adjournment or postponement of that meeting (the "Annual Meeting"). The Annual Meeting will be held in a virtual meeting format only, and you will therefore not be able to physically attend the Annual Meeting.

The Company’s principal executive office is located at 2121 Rosecrans Avenue, Suite 6300, El Segundo, CA 90245; the telephone number is (310) 587-1477. All inquiries regarding the Annual Meeting should be directed to Carol Meltzer, Corporate Secretary.

The only voting securities of A-Mark Precious Metals, Inc. are shares of common stock, par value $0.01 per share, or Common Stock, of which there were 24,644,386 shares outstanding as of September 18, 2025, which we refer to as the "Record Date." The holders of a majority of the outstanding class of Common Stock issued and outstanding and entitled to vote, present in person or represented by proxy, will constitute a quorum at the Annual Meeting.

In this Proxy Statement, we refer to A-Mark Precious Metals, Inc. as the “Company,” “A-Mark," “we” or “us” and the Board of Directors as the “Board.”

A-Mark's 2025 Annual Report, which includes its Annual Report on Form 10-K as filed with the Securities and Exchange Commission, or the SEC, is also available at the following website: http://www.edocumentview.com/AMRK. You also may obtain a copy of the Company’s 2025 Annual Report including the Annual Report on Form 10-K, without charge, by contacting: Corporate Secretary, A-Mark Precious Metals, Inc., 2121 Rosecrans Avenue, Suite 6300, El Segundo, California 90245.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Why did I receive a notice regarding the availability of proxy materials on the Internet?

We have elected to use the Internet as the primary means of providing our proxy materials to stockholders. Accordingly, on or about October 2, 2025, we are making this Proxy Statement and the accompanying proxy card, Notice of Annual Meeting of Stockholders, and the Company’s Annual Report to Stockholders available on the Internet and mailing a Notice of Internet Availability of Proxy Materials, or Notice, to stockholders of record as of September 18, 2025, which we refer to as the Record Date. Brokers, banks and other nominees who hold shares on behalf of beneficial owners will be sending their own similar notice. All stockholders as of the Record Date will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to request a printed copy by mail or electronically, including an option to request paper copies on an ongoing basis, may be found in the Notice.

Will I receive any other proxy materials by mail?

You may request a printed copy of our proxy materials by following the instructions found in the Notice.

Can I vote my shares by filling out and returning the Notice?

No. The Notice identifies the items to be voted on at the Annual Meeting, but you cannot vote by marking the Notice and returning it. The Notice provides instructions on how to vote over the Internet or by telephone, by requesting and returning a printed proxy card, or by voting electronically during the Annual Meeting.

When and where will the Annual Meeting be held?

The Annual Meeting will take place on November 12, 2025 at 9:00 a.m. Pacific Time. As we have determined to hold the Annual Meeting virtually, you will not be able to physically attend the Annual Meeting.

To attend the Annual Meeting, you will need to visit the virtual meeting website at https://www.meetnow.global/MW2LD5J (the “Meeting Website”). Participants may choose to join the virtual meeting as a “stockholder” or as a “guest.” To enter the virtual meeting as a stockholder, participants will be required to enter a valid control number. A control number will not be required to join the virtual meeting as a guest; please note, however, that guests will not have the option to vote during the virtual meeting.

If your shares are registered directly in your name with the Company’s transfer agent, Computershare, you are considered the “stockholder of record” of those shares and you may use the control number found on your Notice or proxy card to enter the virtual meeting.

If your shares are held in a stock brokerage account or by a bank or other record holder (a “nominee”), you are considered the “beneficial owner” of shares held in “street name.” If you are a beneficial owner and intend to vote or change a previously submitted vote at the Annual Meeting, you must pre-register with Computershare no later than 5:00 p.m. Pacific Time on November 7, 2025, by (i) requesting from your bank, broker or nominee proof of your proxy power (a “legal proxy”) and (ii) e-mailing to Computershare at legalproxy@computershare.com your name and e-mail address and either (a) the forwarded e-mail from your bank, broker or nominee containing your legal proxy or (b) an attached image of your legal proxy. Upon successful pre-registration, a beneficial owner will receive a confirmation e-mail from Computershare confirming registration and providing a control number to enter the virtual meeting as a stockholder.

On the date of the Annual Meeting, online access to the Annual Meeting will open at 8:30 a.m., Pacific Time, to allow time for stockholders to log-in prior to the start of the live audio webcast of the Annual Meeting at 9:00 a.m. Pacific Time. We encourage you to log-in 15 minutes prior to the start time of the Annual Meeting.

Who is entitled to vote, and how many votes do I have?

You may vote if you owned common stock of A-Mark at the close of business on September 18, 2025. For each item presented for voting, you have one vote for each share you own.

How do I vote?

--Stockholder of Record: Shares Registered in Your Name

If, on the Record Date, your shares were registered directly in your name with the transfer agent for our Common Stock, Computershare, then you are a stockholder of record. As a stockholder of record, you may vote your shares in one of the following ways:

•
Vote by proxy over the Internet: Follow the instructions provided in the Notice of Internet Availability of Proxy Materials or on the proxy card;
•
Vote by proxy by telephone: Follow the instructions for telephone voting after calling the number indicated on the Notice of Internet Availability of Proxy Materials or on the proxy card;
•
Vote by proxy by mail: If you properly requested and received a proxy card by mail or email, complete, sign and date the proxy card and return it promptly; or
•
Vote during the Annual Meeting: Follow the voting instructions at the Meeting Website.

Even if you plan to attend the meeting virtually, we encourage you to vote by proxy as soon as possible.

-- Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Nominee

If, on the Record Date, your shares were held not in your name but rather in an account at a brokerage firm, bank, dealer or other agent, then you are the beneficial owner of shares held in “street name” and that institution has provided notice to you of the availability of these proxy materials. The institution holding your account is considered the stockholder of record for purposes of voting during the Annual Meeting. As a beneficial owner, you have the right to direct the institution that holds your shares on how you would like your shares voted.

You may also vote at the meeting if you obtain a legal proxy from your broker, bank or other nominee and pre-register with Computershare no later than 5:00 p.m. Pacific Time on November 7, 2025. To pre-register, you will need to e-mail Computershare at legalproxy@computershare.com your name and e-mail address and either (i) the forwarded e-mail from your broker, bank or nominee containing your legal proxy or (ii) an attached image of your legal proxy. Upon successful pre-registration, a beneficial owner will receive a confirmation e-mail from Computershare confirming its registration and providing a control number to enter the virtual meeting as a stockholder.

Note that if you do obtain a valid legal proxy from your broker, bank or other nominee, then any prior voting instructions you have given will automatically be revoked, and you will not be able to give any further voting instructions to your broker, bank or nominee to vote on your behalf. In that case, you must vote at the virtual Annual Meeting in order for your vote to be counted.

If you choose to virtually attend the Annual Meeting but do not wish to revoke your prior voting instructions, you should join the meeting as a “guest”, as described above, in which case you will not be required to register with Computershare.

What am I being asked to vote on?

You are being asked to vote on the following:

Proposal No. 1

To elect Jeffrey D. Benjamin, Ellis Landau, Beverley Lepine, Carol Meltzer, John U. Moorhead, Jess M. Ravich, Gregory N. Roberts, Monique Sanchez, Kendall Saville and Michael R. Wittmeyer as directors, to serve for a term of approximately one year, until the 2026 Annual Meeting of Stockholders, and until their respective successors have been duly elected and qualified;

Proposal No. 2

To approve, on an advisory basis, the fiscal year 2025 compensation of the named executive officers of the Company;

Proposal No. 3

To ratify the appointment of Grant Thornton LLP as the Company's independent registered public accounting firm for the fiscal year ending June 30, 2026.

Other Matters

In addition, you are entitled to vote on any other matters that are properly brought before the Annual Meeting. The Board of Directors is not aware of any other matters to be presented for action at the meeting.

Our Board of Directors recommends a vote “FOR” the election of the nominees for Director and "FOR" Proposals No. 2 and 3 above.

What happens if I do not vote?

-- Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote by completing and submitting your proxy card via the Internet or telephone, or by mail, or vote during the Annual Meeting, your shares will not be voted.

-- Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Nominee

If you are a beneficial owner and do not instruct your broker, bank or other nominee how to vote your shares, the question of whether your broker, bank or nominee will still be able to vote your shares depends on whether the particular proposal is deemed to be a “routine” matter. Brokers, banks and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the New York Stock Exchange ("NYSE"), “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), proposals relating to executive compensation (including advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation) and certain corporate governance proposals, even if management supported. Accordingly, we believe that your broker or nominee would not be permitted to vote your shares on Proposal No. 1 or No. 2 without your instructions, but would be permitted to vote your shares on Proposal No. 3.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without indicating voting selections on a given proposal, your shares will be voted as follows:

•
“For” the election of all ten nominees for director;
•
“For” approval, on an advisory basis, of the fiscal year 2025 compensation of the named executive officers of the Company; and
•
“For” the ratification of the appointment of Grant Thornton LLP as the Company's independent registered public accounting firm for the fiscal year ending June 30, 2026.

If any other matter is properly presented at the Annual Meeting, your proxy (that is, one of the individuals named as a proxy on your proxy card or other proxy authorization issued by you) will vote your shares using his or her best judgment.

Can I change my vote after submitting my proxy?

-- Stockholder of Record: Shares Registered in Your Name

Yes. You can revoke your proxy at any time before the final vote during the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•
You may submit another properly completed proxy by mail, by telephone or over the Internet, with a later date.
•
You may send or deliver a written notice that you are revoking your proxy to our Corporate Secretary at A-Mark Precious Metals, Inc., 2121 Rosecrans Avenue, Suite 6300, El Segundo, California 90245.
•
You may vote electronically during the virtual Annual Meeting after giving written notice to the Corporate Secretary of the Company. Your virtual attendance at the Annual Meeting, in and of itself, will not revoke the proxy.

-- Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Nominee

If your shares are held by your brokerage firm, bank or other nominee, you should follow the instructions provided by them. In addition, if you obtain a legal proxy from your brokerage firm, bank or other nominee, then any prior voting instructions you have given will be revoked. In that case, you must vote at the virtual Annual Meeting in order for your vote to be counted.

How are votes counted?

Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count, for the proposal to elect directors, “For” and “Withhold” votes and broker non-votes and, with respect to the other proposals, “For” and “Against” votes, abstentions and, if applicable, broker non-votes.

What are “broker non-votes”?

As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed by the NYSE to be “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”

How many votes are needed to approve each proposal?

•
For the election of directors, the ten nominees receiving the most “For” votes (from the holders of shares present in person or represented by proxy and entitled to vote at the Annual Meeting) will be elected. Only votes “For” will affect the outcome. “Withhold” votes and broker non-votes will have no effect.
•
To be approved, Proposal No. 2, the advisory vote on the compensation of our named executive officers ("NEOs"), must receive “For” votes from the holders of a majority of shares either present in person or represented by proxy and voting on this matter at the Annual Meeting. “Abstain” votes and broker non-votes will have no effect.
•
To be approved, Proposal No. 3, ratification of the appointment of Grant Thornton LLP as the Company's independent registered public accounting firm for the fiscal year ending June 30, 2026, must receive “For” votes from the holders of a majority of shares either present in person or represented by proxy and voting on this matter at the Annual Meeting. “Abstain” votes and broker non-votes (which are not expected) will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding 24,644,386 shares are present at the Annual Meeting in person or represented by proxy and entitled to vote.

Shares will be counted towards the quorum only if we have received a valid proxy or the shares are voted at the Annual Meeting. Shares that are recorded as abstentions or broker non-votes will be treated as present and therefore count towards the quorum requirement. If there is no quorum, either the chair of the Annual Meeting or a majority in voting power of the stockholders entitled to vote at the Annual Meeting, present in person or represented by proxy, may adjourn the Annual Meeting to another time or place, but no other business may be transacted at the meeting.

How are proxies solicited and who is paying for this proxy solicitation?

The Company will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors, officers and employees may also solicit proxies in person, by telephone or by other means of communication. Directors, officers and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks, dealers or other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one set of proxy materials?

If you receive more than one set of proxy materials, your shares are registered in more than one name or are registered in different accounts. Please ensure that all of your shares are properly voted.

How can I find out the results of the voting at the Annual Meeting?

Voting results will be announced by the Company’s filing of a Current Report on Form 8-K within four business days after the Annual Meeting. If final voting results are unavailable at that time, we will file an amended Current Report on Form 8-K within four business days following the day that final results are available.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables provide information with respect to the beneficial ownership of our common stock (our only class of outstanding capital stock) at September 18, 2025 by:

•
each of our directors;
•
each NEO named in the Summary Compensation Table;
•
all of our current directors and executive officers as a group; and
•
each of our stockholders who has reported beneficial ownership of more than 5% of the outstanding class of our common stock.

Beneficial Ownership of Principal Stockholders

The following table shows certain information for any person who reported being a current “beneficial owner” of more than five percent of A-Mark’s common stock. Persons and groups that beneficially own in excess of five percent of the Company’s common stock are required to file reports with the Securities and Exchange Commission (the “SEC”) regarding such beneficial ownership. For purposes of the table below and the table set forth under “Beneficial Ownership of Management,” a person is deemed to be the beneficial owner of any shares of common stock (1) over which the person has or shares, directly or indirectly, voting or investment power, or (2) of which the person has a right to acquire beneficial ownership at any time within 60 days after September 18, 2025. Beneficial ownership information is presented as of September 18, 2025, except that, where beneficial ownership information is as of earlier dates derived from SEC filings, that fact is indicated in the footnotes to the table. “Voting Power” is the power to vote or direct the voting of shares and “investment power” is the power to dispose or direct the disposition of shares. Persons and groups identified in the table have sole voting power and sole investment power over the shares, except as otherwise stated in footnotes to the table. We obtained the information provided in the following table from filings with the SEC and from representations made by the persons listed below.

Name of Beneficial Owner	Amount of Beneficial Ownership	Percent of Outstanding Common Stock (1)
Jeffrey D. Benjamin (2)	1,609,560	6.5%
William A. Richardson (3)	3,011,409	12.2%
Gregory N. Roberts (4)	2,724,194	10.7%
BlackRock, Inc. (5)	1,509,020	6.1%
American Century Investment Management, Inc. (6)	1,349,564	5.5%

(1)
All percentages have been calculated based on 24,644,386 shares of A-Mark common stock outstanding at September 18, 2025. In cases in which the beneficial ownership of the person or group includes shares that are not currently outstanding but may be acquired upon exercise or settlement of an equity award, the percent of the outstanding class for that person or group is calculated assuming exercise or settlement of the equity awards, so that the shares subject to the awards are added to the outstanding shares (the denominator in the percentage calculation).
(2)
Beneficial ownership of Jeffrey D. Benjamin is based on his amended Schedule 13D filed with the SEC reporting beneficial ownership of shares of A-Mark common stock at July 6, 2022 and additional information provided to the Company. At September 18, 2025, his beneficial ownership of A-Mark common stock totaled 1,620,944 shares. The reported beneficial ownership includes 928,856 shares held in family trusts, as to which he disclaims beneficial ownership. The reported beneficial ownership also includes 22,306 compensatory RSUs, of which 18,340 are vested and non-forfeitable and 3,966 have a stated vesting date of November 13, 2025 (subject to accelerated vesting in specified circumstances), with all of the RSUs deferred as to settlement following vesting. The address of Mr. Benjamin is 2121 Rosecrans Avenue, Suite 6300, El Segundo, California 90245.
(3)
Beneficial ownership of William A. Richardson is based on his amended Schedule 13D filed with the SEC reporting beneficial ownership of A-Mark common stock at February 28, 2025, and additional information provided to the Company. At September 18, 2025, his beneficial ownership of A-Mark common stock totaled 3,011,409 shares, including 1,847,192 shares owned directly by Silver Bow Ventures LLC (8.0% of the currently outstanding class) as to which Mr. Richardson shares voting and dispositive power with Gregory N. Roberts. The address of Mr. Richardson and Silver Bow Ventures LLC is 2121 Rosecrans Avenue, Suite 6300, El Segundo, California 90245.

(4)
Beneficial ownership of Gregory N. Roberts is based on his amended Schedule 13D filed with the SEC reporting beneficial ownership of A-Mark common stock at February 28, 2025 and additional information provided to the Company. At September 18, 2025, his beneficial ownership of A-Mark common stock totaled 2,724,194 shares, including 28,202 shares and 32,340 shares held in a family trust as to which Mr. Roberts has sole voting and dispositive power and 1,847,192 shares owned directly by Silver Bow Ventures LLC (8.0% of the currently outstanding class) as to which Mr. Roberts shares voting and dispositive power with William A. Richardson (the Silver Bow Ventures LLC shares also are included in Mr. Richardson's beneficial ownership reported above), and including shares issuable to Mr. Roberts upon exercise of 816,460 options to acquire A-Mark common stock (as to which Mr. Roberts has sole voting and sole dispositive power) that are currently exercisable or will become exercisable within 60 days of September 18, 2025. The address of Mr. Roberts is 2121 Rosecrans Avenue, Suite 6300, El Segundo, California 90245.
(5)
BlackRock, Inc., 55 East 52nd Street, New York, NY 10055, reported sole voting power over 1,472,077 shares, sole dispositive power over 1,509,020 shares and no shared voting or dispositive power as of December 31, 2023 in its amended Schedule 13G filed on January 29, 2024.
(6)
American Century Investment Management, Inc. ("ACIM"), together with its affiliates American Century Companies, Inc. ("ACCI") and Stowers Institute for Medical Research ("Stowers"), 4500 Main Street, 9th Floor, Kansas City, Missouri 64111, reported aggregate beneficial ownership of 1,349,564 shares as of September 30, 2024 in its Schedule 13G filed on November 8, 2024. ACIM, ACCI and Stowers reported having sole voting power over 1,301,914 shares (5.3% of the outstanding class), sole dispositive power over 1,349,564 shares (5.5% of the outstanding class and no shared voting or dispositive power.

Beneficial Ownership of Management

The following table shows the number of shares of common stock beneficially owned as of September 18, 2025, by each director then serving in office, nominee for director, and executive officer named in the Summary Compensation Table, and by our current directors and executive officers as a group. Except as otherwise indicated in the footnotes below, each named person had sole voting and sole investment power with respect to the shares shown as beneficially owned by that person.

Name of Beneficial Owner	Amount and Nature Of Beneficial Ownership		Percent of Outstanding Common Stock (1)
Jeffrey D. Benjamin (2)	1,609,560		6.5%
Ellis Landau	423,332	(3)	1.7%
Beverley Lepine	12,940	(4)	*
Carol Meltzer	50,200	(5)	*
John U. Moorhead	32,974	(6)	*
Jess M. Ravich	360,991	(6)	1.5%
Kendall Saville	308,571	(3)(7)	1.3%
Monique Sanchez	17,151	(6)(7)	*
Gregory N. Roberts (8)	2,724,194		10.7%
Michael Wittmeyer	288,535		1.2%
Thor G. Gjerdrum	61,838	(9)	*
Kathleen Simpson-Taylor	—		*
Brian Aquilino	10,000	(10)	*
All current directors and executive officers as a group (13 persons)	5,904,436	(11)	23.1%

* Less than 1%.

(1)
See footnote (1) to the table under the caption “Beneficial Ownership of Principal Stockholders” above.
(2)
See footnote (2) to the table under the caption “Beneficial Ownership of Principal Stockholders” above.
(3)
Includes 1,983 shares issuable in settlement of restricted stock units that vest on November 13, 2025.
(4)
Includes 12,440 shares issuable in settlement of restricted stock units, of which 10,406 are vested and non-forfeitable and 2,034 have a stated vesting date of November 13, 2025, with all of the restricted stock units deferred as to settlement following vesting.
(5)
Includes 15,000 shares issuable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days.
(6)
Includes 11,151 shares issuable in settlement of restricted stock units, of which 9,168 are vested and non-forfeitable and 1,983 have a stated vesting date of November 13, 2025, with all of the restricted stock units deferred as to settlement following vesting.
(7)
Includes 6,000 shares issuable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days.
(8)
See footnote (4) to the table under the caption “Beneficial Ownership of Principal Stockholders” above.
(9)
Includes 39,927 shares issuable in settlement of restricted stock units that vest as to one-third of the shares on each of June 30, 2026, 2027 and 2028.
(10)
Includes 10,000 shares issuable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days.
(11)
Includes 853,460 shares issuable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days and 116,242 shares issuable in settlement of restricted stock units.

INFORMATION ABOUT OUR RELATIONSHIP WITH OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Grant Thornton LLP audited the Company's consolidated financial statements for the fiscal years ended June 30, 2025 and 2024, and has served as our independent registered public accounting firm since June 12, 2015.

Fees to Independent Registered Public Accounting Firm for Fiscal 2025 and 2024

The following table sets forth by fee category the aggregate fees for professional services rendered by Grant Thornton LLP (in thousands):

Years Ended June 30,	2025	2024
Fee Category:
Audit fees (1)	$2,723	$1,907
Audit-related fees (2)	—	—
Tax fees (3)	—	—
All other fees (4)	—	—
Total	$2,723	$1,907

(1)
Audit fees consisted of services rendered by the principal accountant for the audit and reviews of our annual and quarterly condensed consolidated financial statements, and audit of internal control over financial reporting.
(2)
Audit-related fees include the aggregate fees for assurance and related services provided that are reasonably related to the performance of the audits or reviews of the financial statements and audit of internal control over financial reporting, and which are not reported above under “Audit fees.”
(3)
Tax fees consist of professional services rendered for tax compliance, tax planning, tax advice, and value added tax process review. The services for the fees disclosed under this category include tax return preparation, research and technical tax advice.
(4)
All other fees include the aggregate fees for products and services provided that are not reported above under “Audit fees,” “Audit-related fees” or “Tax fees.”

Audit Committee Pre-Approval of Audit and Non-Audit Services

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided to the Company by its independent registered public accounting firm (except for items exempt from pre-approval requirements under applicable laws and rules). All audit and non-audit services included in the table above were pre-approved by the Audit Committee.

When considered necessary, management prepares an estimate of fees for the service and submits the estimate to the Audit Committee for its review and pre-approval. Any modifications to the estimates will be submitted to the Audit Committee for pre-approval. All fees paid to our independent registered public accounting firm during the periods covered by this report and through the date hereof were in accordance with this pre-approval policy.

AUDIT COMMITTEE REPORT

The following Audit Committee Report is provided in accordance with the rules and regulations of the Securities and Exchange Commission. Pursuant to such rules and regulations, this report shall not be deemed “soliciting materials,” filed with the SEC, subject to Regulation 14A or 14C under the Securities Exchange Act or 1934 or subject to the liabilities of section 18 of the Securities Exchange Act of 1934, as amended.

A-Mark’s Audit Committee has reviewed and discussed the audited consolidated financial statements of the Company for the fiscal year ended June 30, 2025 with management. A-Mark’s Audit Committee has discussed the matters required by Auditing Standard No. 16 (Communications with Audit Committees) and other authoritative guidance with its independent registered public accounting firm. The Audit Committee has also received the written disclosures and the letter from such firm required by the Securities Acts administered by the Securities and Exchange Commission and in compliance with Rule 3520 (Auditor Independence) of the Public Company Accounting Oversight Board (“PCAOB”), and has discussed with such firm its independence from A-Mark and its management, and has considered whether the provision of non-audit services by such firm is compatible with maintaining the auditor’s independence.

Based on the review and the discussions noted above, A-Mark’s Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the fiscal year ended June 30, 2025, as filed with the Securities and Exchange Commission.

Audit Committee of A-Mark Precious Metals, Inc.

Beverley Lepine (Chairperson) Ellis Landau Jess M. Ravich Kendall Saville

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On February 28, 2025, the Company consummated the acquisition of Spectrum Group International, Inc. (“SGI”), under the terms of a Merger Agreement entered into on January 30, 2025 (the "Merger"). Total consideration to acquire SGI was $103.3 million, consisting of $46.0 million in cash and 1,671,654 shares of A-Mark common stock paid to the selling shareholders of SGI, repayment of debt obligations held by SGI as of the acquisition date of $11.0 million, $0.4 million related to the settlement of pre-existing payables due to A-Mark, and $0.4 million of noncontrolling interest in consolidated subsidiaries of SGI. Of the share consideration, 66,872 shares are subject to a holdback to satisfy potential indemnification obligations, and will be issued, net of any claims, in equal parts at the nine- and 18-month anniversaries of the acquisition date.

In the Merger, each share of SGI common stock was converted into the right to receive $17,648.31 in cash and 660 shares of common stock of the Company, for an aggregate of 1,671,661 shares, valued at $27.51 per share.

At the time of the negotiations and consummation of the Merger, some directors and executive officers of A-Mark and a principal stockholder of A-Mark were stockholders of SGI who, together, controlled SGI. Gregory N. Roberts, A-Mark's Chief Executive Officer, served as SGI's Chief Executive Officer, and Carol Meltzer, A-Mark's Executive Vice President, General Counsel and Secretary, served as SGI's General Counsel, and Mr. Roberts and Ms. Meltzer served as the sole members of the SGI board of directors. They served in these roles throughout the period from July 1, 2024 to the time of the Merger.

A special committee of independent A-Mark directors negotiated the transaction on behalf of A-Mark and recommended its approval by our Board of Directors.

The table below provides information regarding the A-Mark directors, executive officers and greater than five percent stockholder who had interests in SGI, including their ownership of SGI shares and the form and amount of consideration received from A-Mark in the Merger:

Name and A-Mark offices or relationship	Percentage beneficial ownership (1) of A-Mark common stock - prior to Merger	Percentage ownership of SGI common stock (2)	Cash payment received as Merger consideration	A-Mark shares received as Merger consideration	Total value of Merger consideration received (3)	Percentage beneficial ownership (1) of A-Mark common stock - post-Merger
Gregory N. Roberts, Chief Executive Officer, Director and greater than 5% stockholder	10.1%	11.2%	$ 5,003,295	187,110	$ 10,150,691	10.7%
Carol Meltzer, Executive Vice President, General Counsel, Secretary and Director	< 1.0%	0.8%	$ 352,966	13,200	$ 716,098	< 1.0%
Jeffrey D. Benjamin, Chairman of the Board and greater than 5% stockholder	5.9%	15.1%	$ 6,759,303	252,780	$ 13,713,281	6.5%
Ellis Landau, Director	1.6%	4.0%	$ 1,778,950	66,528	$ 3,609,135	1.7%
John U. Moorhead, Director	< 1.0%	0.3%	$ 128,974	4,823	$ 261,655	< 1.%
Jess M. Ravich, Director	1.4%	3.9%	$ 1,747,183	65,340	$ 3,544,686	1.7%
William A. Richardson, greater than 5% stockholder (4)	10.6%	27.9%	$ 12,486,178	466,950	$ 25,331,972	12.2%

(1) Beneficial ownership is determined in the same manner as for the "Stock Ownership Table." See pages _ - _. Beneficial ownership levels were similar throughout the period from July 1, 2024 to the time of the Merger.

(2) Economic ownership is determined based on pecuniary interest, in a manner consistent with Rule 16a-1(a)(2) under the Securities Exchange Act of 1934. Accordingly, (i) ownership by a named individual's spouse is included; and (ii) Mr. Richardson and Mr. Roberts each are attributed an economic interest in 50% of the SGI shares held by Silver Bow Ventures LLC, as each has indirect ownership of 50% of the equity of that entity.

(3) A-Mark shares were valued at $27.51 per share as Merger consideration, equal to the weighted average daily share price of A-Mark Common Stock on The NASDAQ Stock Market for the five trading days immediately prior to the execution of the Merger Agreement. Closing price of A-Mark Common Stock at the date of consummation of the Merger was $27.18 per share.

(4) The reported amounts exclude amounts attributable to Mr. Richardson's adult son and daughter,who owned 3.2% of SGI common stock for which they received cash consideration of $1,411,865 and 52,800 shares of A-Mark Common Stock; the combined value of cash and shares they received was $2,864,393.

Upon completion of the Merger, SGI paid a transaction bonus of $800,000 to Mr. Roberts and $500,000 to Ms. Meltzer for their services to SGI in the successful completion of the Merger. These payments were distributed out of the aggregate cash consideration paid by A-Mark.

Certain major stockholders of SGI, including Mr. Richardson, Silver Bow Ventures, LLC (50% owned by each of Mr. Roberts and Mr. Richardson), Mr. Landau and a trust affiliated with Mr. Benjamin, agreed to indemnify the Company for breaches by SGI of its representations and covenants under the Merger Agreement. In the absence of fraud, the indemnification obligations of these stockholders for a breach of representations are limited to a holdback of up to two percent of the stock consideration in the accounts subject to the holdback. At November 30 2025, 50% of the shares subject to the holdback will be issued to the major stockholders, reduced by the value of indemnifiable claims through that date, with the remainder of the holdback shares to be issued at August 31, 2026 reduced by the value of any further indemnifiable claims. The indemnification obligation of the major stockholders is subject to a deductible of $250,000 and a customary de minimis basket. The Company has agreed to indemnify the major stockholders for breaches by the Company of its representations and covenants under the Merger Agreement, subject to similar qualifications and limitations. The number of shares subject to this indemnification "holdback" (which shares are included in the above table as A-Mark shares received as consideration) are as follows: Mr. Roberts, 10,112 shares; Mr. Benjamin, 11,384 shares; Mr. Landau, 4,347 shares; and Mr. Richardson, 30,509 shares.

In fiscal 2025 prior to the Merger, A-Mark engaged in transactions with Stack’s Bowers Numismatics LLC. ("Stack's Bowers Galleries"), a wholly-owned subsidiary of SGI. Company transactions with Stack’s Bowers Galleries in that period included (i) sales and purchases of rare coins and precious metals and (ii) transactions in which the Company assisted Stack’s Bowers Galleries in financing purchases of rare coins and precious metals products, both through precious metal repurchase arrangements in which the Company received a fee based upon the commodity value of the coins and through loans to Stack’s Bowers Galleries from the Company's subsidiary Collateral Finance Corporation ("CFC") secured by coins or precious metals. We believe that all such transactions were on terms no less favorable to the Company than would be obtained from an unaffiliated third-party.

During fiscal 2025 prior to the Merger, Company transactions with Stack's Bowers Galleries were (i) sales of $127.1 million and purchases of $101.7 million, (ii) earned interest income from secured loan receivables of $0.2 million and from finance products and repurchase arrangements of $3.2 million, and (iii) earned income from royalties of $0.8 million. During the period, the Company incurred $0.1 million in selling, general, and administrative expenses, which consisted of advertising costs and lease-related expenses under a subleasing agreement with Stack's Bowers Galleries. During this period, the largest aggregate amount of principal outstanding under loans to Stack’s Bowers Galleries was $4.8 million, and the borrower repaid a total of $4.8 million of principal. The weighted average interest rate on indebtedness in this period was 8.0%.

POLICY AND PROCEDURES GOVERNING RELATED PERSON TRANSACTIONS

Our Board of Directors has adopted a written “Statement of Policy Regarding Transactions with Related Persons.” Our policy requires that a “related person” (as defined in paragraph (a) of Item 404 of Regulation S-K) must promptly disclose to our General Counsel any proposed “related person transaction” (defined as any transaction or series of related transactions that is reportable by us under Item 404(a) of Regulation S-K in which we are or will be a participant and the amount involved exceeds $120,000) in which such related person has or will have a direct or indirect material interest, together with all material facts with respect thereto. Our General Counsel must promptly communicate such information to our Audit Committee (references in this paragraph to the Audit Committee include any other independent body of our Board of Directors, which may act instead of the Audit Committee). No related-person transaction will be entered into without the approval or ratification of our Audit Committee. It is our policy that directors interested in a related-person transaction will recuse themselves from any such vote. Our policy does not specify the standards to be applied by our Audit Committee in determining whether or not to approve or ratify a related-person transaction, and we, accordingly, anticipate that these determinations will be made in accordance with principles of Delaware law generally applicable to directors of a Delaware corporation.

Activity with Related Persons

Purchase of A-Mark Shares from Related Persons

During fiscal 2025, there were no purchases of A-Mark shares from our directors, executive officers or principal stockholders. Upon the vesting and settlement of restricted stock units granted to executive officers, A-Mark withholds shares sufficient to satisfy tax withholding obligations.

Foreign Currency Exchange Transaction with Related Person

During fiscal 2025, Jeffrey D. Benjamin, Chairman of the Board, engaged in foreign currency exchange transactions through A-Mark, for an aggregate dollar value of $1.6 million. The Company believes that all transactions were on an arms’ length basis and on terms and conditions applicable to unaffiliated third parties.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (the "CD&A") focuses on how our named executive officers listed in the Summary Compensation Table (our “NEOs”) were compensated for fiscal 2025 (July 1, 2024 through June 30, 2025) and how their compensation for the fiscal year aligned with our pay-for-performance objective. The CD&A also discusses certain compensation arrangements affecting fiscal 2026 and later years.

For fiscal 2025, our NEOs were:

Named Executive Officer	Role
Gregory N. Roberts	Chief Executive Officer and Director ("CEO")
Thor Gjerdrum	President
Brian Aquilino	Chief Operating Officer ("COO")
Carol Meltzer	General Counsel, Secretary and Executive Vice President
Kathleen Simpson-Taylor	Chief Financial Officer, Executive Vice President and Assistant Secretary ("CFO")

Kathleen Simpson-Taylor retired from the Company at the end of fiscal 2025.

In this CD&A and elsewhere in the proxy statement, where we refer to stock options or other equity awards granted before June 6, 2022, the number of shares subject to the award and exercise price (in the case of options) have been adjusted to reflect the two-for-one stock split in the form of a stock dividend that became effective June 6, 2022.

Stockholder Advisory Votes on Our Executive Compensation

In its executive compensation decision-making, the Compensation Committee considers the results of recent stockholder advisory votes on executive compensation - known as "say-on-pay" votes - required by SEC proxy rules. At our 2024 Annual Meeting, 77.9% of the votes cast on our say-on-pay proposal were voted to approve the proposal; the approval percentages at our 2023 and 2022 Annual Meetings were 98.6% and 97.3% respectively. Based on these results, the Compensation Committee has concluded that the Company's stockholders generally support the principal elements of our compensation program.

Objectives of Our Executive Compensation Program

Our executive compensation program is based on a “pay-for-performance” philosophy, providing incentives and appropriate rewards to our executives to formulate and execute business plans that achieve long-term success and build stockholder value. To achieve these goals, the Committee has implemented significant features in our executive compensation program, particularly: (i) establishing annual non-equity incentive award opportunities for our senior NEOs (our CEO, President and COO), with pre-specified pay-out opportunities, (ii) tying the majority of those annual incentive award opportunities to the level of earned pre-tax profits, and giving significant weight to the pre-tax profits metric in determining discretionary awards, (iii) granting long-term equity awards that attract and retain executives, reward long-term performance and link executives' interests to the interests of stockholders, and (iv) providing that the compensation opportunity represented by annual incentive and long-term equity awards constitutes the majority of our NEOs' earnable compensation.

We view pre-tax profit as a key financial metric for purposes of our business planning, providing a balanced incentive to management - requiring careful management of the many factors affecting revenues, expenses and gross profit -- that does not promote undue risk and that substantially reflects the quality of the execution of our business plan by our management team. We also regard pre-tax profits as a metric closely associated with positive returns to our stockholders. The Compensation Committee considers other accomplishments of our senior NEOs and, when appropriate, awards annual bonuses in the Committee's discretion based on those accomplishments.

In the case of our General Counsel and our Chief Financial Officer, we provide for annual bonuses solely on a discretionary basis. The Compensation Committee recognizes that these officers have broad responsibilities, and evaluates their performance retrospectively. While their decisions, advice and execution of duties are important contributors to good financial performance, the positions require exercise of judgment that should not be unduly influenced by pre-set short-term financial incentives.

The Compensation Committee believes that our executive compensation program has played an important role in incentivizing our NEOs to guide our company to success. The Committee also believes that retention of our NEOs is important because their skills and experience are critical to future success and long-term stockholder returns. Our stockholders have in the past five years supported our say-on-pay proposals, representing an endorsement of our executive compensation program.

Compensation Best Practices

Our Compensation Committee has adopted a number of best practices that are consistent with our performance-based compensation objective and that we believe serve the long-term interest of our stockholders:

Strong Link to Performance	Use of performance goals and metrics for incentive compensation that align with our long-term strategy and promote creation of stockholder value
Majority of Compensation Based on Performance	Annual cash bonuses are not guaranteed; equity awards accrue value based on increases in our stock price or total stockholder return
No Repricing	No repricing of options
No Gross Ups	No tax gross-ups are payable in connection with a change in control, severance or benefits
Reasonable Severance Provisions

Severance is payable to our senior NEOs only upon a non-fault termination of employment (whether before or after a change in control) at levels expected to be below the golden parachute excise tax threshold; severance for other NEOs is discretionary

No Hedging	Hedging of our common stock by officers, directors and employees is prohibited
Clawback Policy	A robust clawback policy is in place
Independent Committee	The Compensation Committee consists only of independent Board members
No Excessive Perquisites	Executive benefits and perquisites are provided at relatively modest levels

Compensation Determinations

Our compensation program for NEOs other than the General Counsel and CFP provides for a targeted level of annual compensation in the form of base salary and annual incentive or bonus. We do not grant equity awards as a regular component of annual compensation, but do grant such awards from time to time, generally in connection with the executive's entry into new multi-year employment agreements, extensions of such agreements or promotions.

The Compensation Committee is responsible for determining the compensation of A-Mark's executive officers. The Committee takes into account a variety of factors in setting the level of annual compensation of an executive officer. These include reviews of compensation survey information, the individual's work experience and expected contributions to the success of the Company, his or her compensation history, unvested equity awards held by the individual or awards under consideration, the scope of the individual's responsibilities, the recent and expected future performance of the Company or the individual's business unit and negotiations with the individual. In its deliberations, the Committee receives information and proposals relating to compensation from management and consults with A-Mark's outside counsel. Our CEO makes recommendations regarding the compensation of other executive officers.

The Committee has explored the possibility of identifying a group of peer companies for benchmarking executive compensation, but found no public companies with businesses closely matching A-Mark's, and very few public companies with somewhat comparable lines of business and financial characteristics - particularly market capitalization - reasonably comparable to A-Mark. Therefore, the Committee has not specifically benchmarked the compensation of our executives against the compensation practices at an identified group of peer companies. The Committee has reviewed compensation survey information and compensation information on specific public companies as general information on executive compensation practices.

We believe that making a high percentage of our senior NEOs’ compensation dependent on Company or business unit performance ensures that they focus on meeting our strategic goals. By tying a high percentage of such potential compensation directly to business results, our senior executives benefit when good performance is actually achieved, consistent with our "pay-for-performance" philosophy. The elements of our compensation program are shown below.

Fixed compensation
Base Salary	Delivered in cash; salary provides a stable base amount of compensation.
Incentive compensation
Annual Bonus

Variable compensation delivered in cash or unrestricted shares designed to motivate and incentivize annual performance. Annual bonuses for our senior NEOs are awarded based on the level of pre-tax profit achieved by the Company or business units and, generally, the individual’s achievement of pre-set performance goals as described below. Discretionary annual bonuses also may be awarded to NEOs and are based on the Compensation Committee's assessment of performance, including accomplishments within the fiscal year that further the long-term success of the Company.

Long-term Incentive

Equity-based compensation designed to retain executives, reward contributions and performance over the longer-term and align executives' interests with the interests of stockholders. We do not make these awards to an executive each year, but instead make awards that provide multi-year compensation, often in connection with the entry into a new or extended employment agreement or upon a promotion. Equity awards granted as long-term incentives have generally been either:

• Stock Options, in some cases with an exercise price at a premium above the market price per share of common stock on the grant date.

• Restricted stock units (RSUs).

Vesting of equity awards generally is either annually over three or four years or cliff vesting at the end of three or four years. As discussed below, we have granted a different form of long-term equity incentive award to our CEO for the four-year period of fiscal 2024 - 2027, which will deliver value based on total stockholder return over that period.

In some years, we have awarded fully vested shares as a portion of the above-target payout of annual incentives.

As part of its responsibilities, the Compensation Committee regularly reviews A-Mark’s compensation program, focusing on incentive programs, risks and mitigation factors. Based on this review, the Committee has determined that our compensation policies and practices do not encourage excessive risk taking and are not reasonably likely to have a material adverse effect on A-Mark.

Employment Agreements Governing Fiscal 2025 Compensation

Our Compensation Committee has formalized significant terms of employment of our NEOs other than the General Counsel and CFO by entering into employment agreements with them. This practice has helped us to attract and retain key executives and employees. In our industry, there is a high degree of competition for talented executives and employees, in particular those with specialized knowledge. Hiring often involves substantial negotiations regarding employment terms, which when agreed to may be reflected appropriately in an employment agreement. Employment agreements offer us several advantages, particularly by fixing employment terms for multi-year periods, thereby limiting renegotiations and providing for stable and predictable compensation expense. As an additional advantage to A-Mark, the agreements contain provisions that protect our business following the NEO's separation from service, including provisions requiring confidentiality, non-disparagement of the Company and, to the extent permitted by law, non-solicitation of employees.

In fiscal 2025, we had in place these employment agreements with NEOs:

•
Mr. Roberts: An employment agreement entered into on February 14, 2023, providing for an employment term extending until June 30, 2027.
•
Mr. Gjerdrum: An employment agreement entered into on May 18, 2022, providing for an employment term extending until June 30, 2025.
•
Mr. Aquilino: An employment agreement originally entered into on May 14, 2020 and amended on February 1, 2023; the original agreement provided for an employment term through June 30, 2023, but this was extended by the amendment until June 30, 2025.

Ms. Meltzer, our General Counsel, and Ms. Simpson-Taylor, our Chief Financial Officer, did not have employment agreements with A-Mark in fiscal 2025.

The following summarizes the terms of the employment agreements in effect in fiscal 2025 that provided for compensation while the NEO remained in service. Other key terms of the employment agreements relating to severance and change in control are described in the section titled "Potential Payments Upon Termination of Employment or Change in Control," at page 25.

Mr. Roberts

Our employment agreement with Mr. Roberts sets compensation and other terms for an employment term from July 1, 2023 through June 30, 2027. Significant compensation terms applicable to service in fiscal 2025 were as follows:

•
Base salary is $1,000,000 per year during the employment term.
•
Mr. Roberts is eligible to receive an annual incentive bonus for each of the fiscal years ranging from $0 to $2.0 million, based on A-Mark's annual pre-tax profits performance. The bonus is earned at the rate of one percent of pre-tax profits in excess of $50 million, up to $250 million of pre-tax profits.
•
A cash incentive bonus is payable at the end of the four-year term (subject to acceleration in the event of certain terminations of employment or a change in control) equal to two percent of the Total Stockholder Return (as defined) on the outstanding shares at June 30, 2023, including dividends paid during the fiscal 2025-2028 employment term, minus the total salary and annual cash bonuses that are paid to the CEO for services during the employment term. This award is analogous to a cash-settled stock appreciation right with a base price that is at a premium over the market price of our shares at the grant date, such premium being measured by the direct cash compensation paid to the CEO during the four-year term.
•
Benefits under the agreement consist of medical insurance, disability insurance, a car allowance and other benefits generally available to executives.

Mr. Gjerdrum

Significant terms of Mr. Gjerdrum's employment agreement applicable to service in fiscal 2025 were as follows:

•
Base salary was $650,000 per year.
•
The employment agreement provided an annual incentive opportunity to earn a target amount equal to 75% of salary by achieving target performance, with lesser amounts payable for achievement of specified threshold performance levels and, in the discretion of the Compensation Committee, greater amounts, up to 150% of the target amounts, payable for above-target performance. Performance goals for the annual incentive were based on (1) achievement of annual goals tied to the level of pre-tax profits, as defined (“profits goal”) and (2) achievement of other qualitative and quantitative goals as determined by the Compensation Committee for the year. The profits goal had a target weighting of 75% and other goals had a weighting of 25%.
•
Upon signing the employment agreement in May 2022, Mr. Gjerdrum was granted 28,872 RSUs, vesting 33.3% per year for each completed fiscal year of employment, subject to accelerated vesting in specified circumstances.
•
Benefits under the agreement consisted of medical insurance, disability insurance, a car allowance and other benefits generally available to executives.

Mr. Aquilino

Significant terms of Mr. Aquilino's employment agreement applicable to his service in fiscal 2025 were as follows:

•
Annual base salary was $350,000.
•
Mr. Aquilino was eligible to receive an annual bonus with a targeted amount equal to 50% of base salary for the fiscal year. Performance goals for the annual incentive were based on (1) achievement of annual goals tied to the level of pre-tax profits, as defined (“profits goal”) and (2) achievement of other qualitative and quantitative goals as determined by the Compensation Committee for the year. The profits goal had a weighting of 50% and the other goals a weighting of 50%
•
Under his amended agreement, in February 2023, Mr. Aquilino was granted a non-qualified stock option for the purchase of 10,000 shares of common stock. The stock option has an exercise price of $39.69 per share and a stated expiration date of February 1, 2033. The stock option vested as to 50% of underlying shares on each of June 30, 2024 and June 30, 2025, subject to accelerated vesting in specified circumstances.
•
Benefits under the agreement consist of medical insurance, disability insurance and other benefits generally available to executives.

Renewed Employment Agreements

In April 2025, we entered into new employment agreements with our President and our COO, The new employment agreements became effective as of July 1, 2025 (the beginning of fiscal 2026), except that equity awards were granted upon signing of the agreements. The agreements contain the following key terms regarding in-service compensation:

Mr. Gjerdrum

•
The term of the agreement is July 1, 2025 through June 30, 2028.
•
Base salary is set at $750,000 per annum.
•
The President will have an annual incentive opportunity to earn a target amount equal to 100% of salary by achieving target performance, with lesser amounts payable for achievement of specified threshold performance levels and, in the discretion of the Compensation Committee, greater amounts, up to 150% of the target amounts, payable for above-target performance levels. Performance goals will be set annually by the Compensation Committee of the Board of Directors.
•
Upon signing the agreement, the President was granted 39,927 restricted stock units ("RSUs"), vesting 33.3% per year for each completed fiscal year of employment, subject to accelerated vesting in specified circumstances.
•
Benefits, including payments and benefits upon termination of employment, under the new agreement are similar to those under the previous employment agreement, except the new agreement provides for six months of medical coverage following a termination not for cause or by the executive for good reason, or due to death or disability.

Mr. Aquilino

•
The term of the agreement is July 1, 2025 through June 30, 2028.
•
Base salary is set at $375,000 per annum in fiscal 2026, increasing by $25,000 in each of fiscal 2027 and fiscal 2028.
•
The COO will have an annual incentive opportunity to earn a target amount equal to 50% of salary by achieving performance goals set annually by the Compensation Committee of the Board of Directors.

•
The COO was granted 20,000 stock options on April 16, 2025, vesting 33.3% per year for each completed fiscal year of employment, subject to accelerated vesting in specified circumstances, and with a stated term of ten years.
•
Benefits under the new agreement are similar to those under the prior agreement.

Compensation in Relation to Long-Term Performance

The performance of A-Mark in recent years had been strong, particularly in the growth of pre-tax profits, successful acquisitions, organic growth of our key lines of business and total return to stockholders. Performance in fiscal 2025 ran counter to this long-term trend, in pre-tax profit and total stockholder return. However, the completion of three acquisitions and other significant steps to strengthen our business during the year have positioned A-Mark for greater future success.

During most of the period of significant growth in fiscal 2019 - 2023, the compensation of our senior executives was governed by employment agreements entered into early in the period. Under the CEO's employment agreements, his base salary and target bonus remained the same in all five of those fiscal years, during which the total return to stockholders was 572% or 46.4% annualized. In fiscal 2020 - 2023, we recognized the CEO's contributions through above-target bonus payouts ranging from 150% to 239% of the pre-established target bonus level. However, equity awards had been granted to the CEO in only three of the five fiscal years from 2019 through 2023, and the grant-date fair value of such awards was only 16% of his direct compensation (the sum of CEO's salary, paid-out bonuses and equity compensation) in the five-year period. Similarly, for the President in fiscal 2020 - 2023, we recognized his contributions through above-target bonus payouts ranging from 150% to 225% of the pre-established target bonus level. However, equity awards had been granted to the President in only two of the four fiscal years from 2020 through 2023, and the grant-date fair value of such awards was only 20% of the President's direct compensation in the four-year period. Annual incentive payouts to other NEOs, including discretionary bonuses, for performance in fiscal 2021, 2022 and 2023 had been at levels corresponding to the exceptional Company performance in those years.

A-Mark's long-term success has been driven by the outstanding performance of its experienced management team, with compensation that has not been unduly high in relation to the high returns to stockholders. The Board and Committee acknowledge that our executive officers deserve to be compensated at levels and on terms that recognize their success and value to A-Mark, that are competitive in the marketplace and that promote continued success and encourage long-term service to A-Mark.

Accordingly, shortly before the expiration of our CEO's employment agreement at the end of fiscal 2023, we negotiated a new agreement with him, which covers fiscal years 2024 - 2028. Likewise, before the expiration of our President's employment agreement at the end of fiscal 2022, we negotiated a new employment agreement with him, which became effective in fiscal 2023 and continued through fiscal 2025. Our COO's employment agreement was amended in February 2023, extending it through fiscal 2025. ln the case of the CEO, increases in salary and bonus opportunity followed five years in which salary and bonus opportunity remained unchanged. As discussed above, we entered into new employment agreements with the President and the COO in April 2025, which govern compensation for fiscal 2026 and later years. In all cases, substantial portions of the executive's compensation remain dependent on strong corporate and individual performance.

Annual Incentive Payouts for Fiscal 2025 Performance

As stated above, for fiscal 2025 our CEO, President and COO had the opportunity to earn a performance bonus based on achievement of a pre-specified level of pre-tax profit of A-Mark and, in the case of the President and COO, other performance goals. Such performance bonuses were intended to provide performance-based cash compensation that rewarded those NEOs for their contribution to our financial performance.

For purposes of the annual incentive awards, “pre-tax profits” were defined as A-Mark’s net income, as determined under U.S. Generally Accepted Accounting Principles or GAAP, for the fiscal year, adjusted to eliminate the positive or negative effects of income taxes (in accordance with GAAP).

The CEO's employment agreement provides for an annual incentive bonus equal to one percent of pre-tax profits in excess of $50 million, up to $250 million of pre-tax profits. Fiscal 2025 pre-tax profits were $21.3 million, resulting in no payout under the CEO's pre-set annual incentive formula.

The Committee considered the substantial success of the CEO and our team of NEOs in fiscal 2025 in the accomplishment of a number of critical tasks and initiatives:

•
The completion of three acquisitions, including significant involvement in negotiating the terms, due diligence and transaction execution.
•
Successful completion of bank approvals for transactions, modifications of banking terms to address expanding requirements of a larger company, extension of our credit facility and the addition of new lease facility partners.
•
Expansion of our logistics facility and capabilities, including the completion of a fully redesigned AMGL facility, installation of logistics automation and ongoing roll out of additional functionality and capabilities.
•
The launch of wholesale and retail operations in Singapore, including the official launch and store front opening of LPM Singapore and the licensing and recruitment of key trading personnel for the wholesale trading operation in Singapore.
•
Substantial progress on our integration initiatives to improve the efficiency and cost structure of the Company.

In consideration of these accomplishments, the Committee recommended and the Board approved a discretionary bonus for the CEO of $200,000.

In establishing the performance goals for fiscal 2025 for the President and the Chief Operating Officer, the Committee considered the business planning for the year. The performance-based annual incentive for the President and the COO had these key terms:

•
The target level of pre-tax profits was set at $55.9 million.
•
Achievement of the pre-tax profits goal at the target level would result in payment of 75% of the target bonus to the President and 50% of the target bonus to the COO. The President also would earn a partial payout if pre-tax profits were earned at 80% of target.
•
For the President, the Committee specified additional performance goals with an aggregate payout of 25% at target. These goals required success:
•
in maintaining and continuing work to increase A-Mark’s liquidity through the expansion of metal lease facilities and the execution of an extension of the Company’s primary credit lines;
•
in managing and directing A-Mark's infrastructure improvements relating to logistics automation and improvement and other organizational efficiencies; and
•
in identifying opportunities and supporting A-Mark in acquiring new direct-to-consumer growth opportunities and in wholesale and potential new business areas.
•
For the COO, the Committee specified additional performance goals with an aggregate payout of 50% at target. These goals required success:
•
in managing and directing our efforts relating to logistics automation and improvement, and other logistics efficiencies, including one specified automated pick and pack system;
•
in maintaining and continuing work to increase precious metals storage capacities and services; and
•
identifying opportunities and new customers for services including expansion in Asia.

•
Payouts for performance above the target level for pre-tax profits or for high levels of success with respect to the other goals were authorized based on the Committee’s assessment of the level of achievement in relation to specified performance levels and otherwise in the discretion of the Committee, subject to a maximum payout of 150% of the target performance bonus. In cases in which performance is below the specified threshold level for pre-tax profits (target level in the case of the COO) or less than the level deemed to be full success for other goals, the Committee may award bonuses in its discretion.

As noted above, fiscal 2025 pre-tax profit fell short of the applicable threshold and target levels for the President and the COO. The Committee determined that the President and the COO had achieved individual performance goals at satisfactory levels, particularly with regard to expanding and developing additional liquidity sources, advancing infrastructure automation and technology, and performing key roles in our acquisitions. The Committee awarded fiscal 2025 annual incentives of $200,000 to the President (91% based on above-target achievement of the pre-set performance goals other than pre-tax profits and 9% discretionary bonus) and $75,000 to the COO (based on the assessed level of achievement of pre-set performance goals other than pre-tax profits).

The Committee also awarded a discretionary bonus to Carol Meltzer, our General Counsel. In determining to award this bonus, the Committee recognized the General Counsel’s critical legal coordination and support on M&A projects, exceptional work in heading compliance efforts in data protection and privacy as well as other complex emerging global regulatory matters and management of all legal matters surrounding SEC reporting. In view of these accomplishments, but taking into account A-Mark's overall 2025 performance, the Committee awarded a bonus of $70,000 to Ms. Meltzer.

The Committee's determinations regarding annual incentive awards and bonuses were subject to the approval of the Board of Directors.

Other Policies and Practices

Grant Practices Relating to Equity Awards

Generally, our Compensation Committee has granted equity awards in connection with the hiring or promotion of executives or the renewal of long-term employment agreements with executives. Non-employee directors receive annual grants of restricted stock units at the date of our Annual Meeting. For employees, annual grants of equity awards are not a regular component of our compensation program, although equity grants have been made to employees on a non-scheduled basis to promote long-term retention and reward outstanding performance. The Compensation Committee does not have a formal policy regarding the timing of grants of stock options or stock appreciation rights ("SARs") in relation to the release of material non-public information. The Committee relies on our General Counsel and other advisers to alert it to the existence of material non-public information that, at the time of grant of options or SARs, could cause the exercise or base price of the award to be low or high in relation to the market value that would prevail after release of the material information. This enables the Committee to delay a given grant to ensure fairness and legal compliance.

Options were granted to one NEO, our COO, in fiscal 2025. As discussed above, this grant was in connection with his entry into a new employment agreement. No material non-public information was delayed in its release prior to the grant of the stock option. Rather, the grant of the stock option was delayed until after the anticipated filing of a Form 8-K. A-Mark filed a Form 8-K that became available on the SEC's EDGAR website at the opening of business on April 15, 2025; the exercise price per share of the stock option was then fixed as the closing price of A-Mark Common Stock on April 16, 2025.

Perquisites and Benefits

We provide to NEOs the same benefits available generally to salaried employees. The CEO and President are also provided with an automobile allowance (the amount for the CEO has remained the same since 2014) and the CEO is provided with additional life insurance. The value of these additional compensation items in fiscal 2025 is reported in the Summary Compensation Table and applicable footnotes.

Payments Upon Separation from Service or Change in Control

A-Mark's compensatory arrangements relating to separations from service or a change in control of the Company are described under the caption "Potential Payments Upon Termination of Employment or Change in Control."

Kathleen Simpson-Taylor served as our CFO in fiscal 2025, retiring at the end of the fiscal year. She served as CFO beginning in September 2019, having joined A-Mark in 2017. No severance or other enhancement of benefits was paid or provided in connection with her retirement.

Indemnification Agreements

We have entered into indemnification agreements with all of our NEOs that provide for indemnification by the Company against certain liabilities incurred in the performance of their duties.

Recoupment or "Clawback" Policy

The Compensation Committee and the Board of Directors have adopted a recoupment policy - sometimes referred to as a "clawback" policy. This policy requires that an incentive award paid out based on A-Mark's performance will be subject to forfeiture if there occurs a restatement of A-Mark's financial statements and the restated financial information would have resulted in a reduced payout (if the award were paid out within the preceding 36 months). This policy applies even if the executive did not engage in misconduct leading to the restatement. The forfeited amount would be the amount by which the original payment exceeded the payment that would have resulted from the corrected financial information.

In this regard, we have also adopted a recoupment policy, as required by NASDAQ rules, providing that, subject to certain permitted exemptions, if we are required to restate our financial results due to material noncompliance with financial reporting requirements under the securities laws, the Compensation Committee will seek recovery of any cash- or equity-based incentive compensation (including vested and unvested equity) paid or awarded to the executive officer, to the extent the compensation was based on erroneous financial data and exceeded what would have been paid under the financial results as restated.

Insider Trading Policy

A-Mark has adopted an Insider Trading Policy that governs the purchase, sale and other transactions in A-Mark securities by directors, officers and employees, as well as such transactions by A-Mark. We recognize that our NEOs and directors may sell shares from time to time in the open market to realize value to meet financial needs and diversify their holdings, particularly in connection with exercises of stock options. All such sales transactions are required to comply with our insider trading policy.

Hedging Policy

Our insider trading policy precludes our NEOs and directors from short selling or buying exchange-traded put options or call options associated with our stock. We restrict these transactions because they could serve to “hedge” the risk of owning our stock and otherwise can be highly speculative transactions with respect to our stock.

Tax Deductibility of NEO Compensation

Internal Revenue Code Section 162(m) provides that A-Mark cannot claim tax deductions for most forms of compensation in excess of $1.0 million in a given year paid to each of our CEO and CFO and certain other highly compensated executive officers. In setting compensation for our NEOs, the Compensation Committee regards Section 162(m) as a lawful tax obligation of the Company separate from the tax obligations of the NEOs receiving the compensation. The greater focus in the compensation-setting process is the amount and timing of expense recognition by A-Mark; the tax impact of Section 162(m) is an additional consideration but not a significant one.

COMPENSATION COMMITTEE REPORT

The function of the Compensation Committee is to advise senior management on the administration of our compensation programs and plans, review and approve corporate goals and objectives relevant to senior executive officers' compensation arrangements, evaluate the performance of the executive officers in light of those goals and objectives, determine the executive officers’ compensation levels based on this evaluation, assist our executive officers in formulating compensation programs applicable to our other senior management and oversee our equity compensation plan.

Our Compensation Committee has reviewed and discussed with our management the Compensation Discussion and Analysis section of this Proxy Statement. Based upon the reviews and discussions, we have recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the 2025 Annual Report on Form 10-K.

Submitted by the Compensation Committee of the Board of Directors:

Jess M. Ravich, Chair

Ellis Landau

John U. Moorhead

Kendall Saville

OTHER COMPENSATION INFORMATION

Summary Compensation Table - Fiscal 2025

The table below sets forth the compensation of the Company's named executive officers ("NEOs") for fiscal 2025, 2024 and 2023.

Summary Compensation Table - Fiscal 2025, 2024 and 2023
Name and Principal Position	Year	Salary (1) ($)	Bonus (2) ($)	Stock Awards (3) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation (4) ($)	All Other Compensation (5) ($)	Total ($)
Gregory Roberts	2025	1,000,000	200,000	—	—	—	87,246	1,287,246
Chief Executive Officer and Director	2024	1,000,000	—	5,652,036	—	250,000	86,545	6,988,581
(Principal Executive Officer)	2023	560,000	—	—	—	840,000	51,081	1,451,081
Thor Gjerdrum	2025	650,000	17,187	882,786	—	182,813	23,525	1,756,311
President	2024	650,000	—	—	—	250,000	48,850	948,850
	2023	650,000	—	—	—	731,250	49,628	1,430,878
Brian Aquilino	2025	350,000	—	—	194,304	75,000	30,017	649,321
Chief Operating Officer	2024	325,000	—	—	—	100,000	24,728	449,728
	2023	297,784	300,000	—	165,608	—	18,750	782,142
Carol Meltzer	2025	300,000	70,000	—	—	—	35,475	405,475
Executive Vice President, General Counsel,	2024	300,000	125,000	—	—	—	33,799	458,799
Secretary and Director	2023	300,000	257,500	—	—	—	32,452	589,952
Kathleen Simpson-Taylor	2025	400,000	—	—	—	—	25,025	425,025
Former Chief Financial Officer	2024	400,000	200,000	—	—	—	14,850	614,850
(Principal Financial Officer - fiscal 2025)	2023	400,000	515,000	—	—	—	13,725	928,725

(1)
Salary amounts represent annual salary paid for services performed in the fiscal year. Salary payments received may vary due to the timing of pay periods that start in one fiscal year and end in the next.
(2)
Bonus amounts for fiscal 2025 reflect discretionary bonuses paid for fiscal 2025 performance. See “Compensation Discussion and Analysis.”
(3)
The fair value of the fiscal 2025 stock award shown in the "Stock Award" column is based on the closing price of our Common Stock on the grant date. The fair value of the fiscal 2025 option award shown in the "Option Award" column is the grant-date fair value computed in accordance with FASB ASC Topic 718. For information regarding the assumptions for determining fair value, see Note 17 to our consolidated financial statements, included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2025. The terms of these awards are described above in the "Compensation Discussion & Analysis."
(4)
Non-equity incentive plan compensation paid for fiscal 2025, based on achievement of pre-set business goals, is described in greater detail above in the “Compensation Discussion and Analysis.”
(5)
Amounts in this column for fiscal 2025 are as follows:
•
Mr. Roberts received $9,000 as a car allowance, $15,748 as a 401(k) matching contribution, and $62,498 as a cash payment in lieu of vacation time.
•
Mr. Gjerdrum received $9,000 as a car allowance and $14,525 as a 401(k) matching contribution.
•
Mr. Aquilino received $15,883 as a 401(k) matching contribution and $14,134 as a cash payment in lieu of vacation time.
•
Ms. Meltzer received $12,831 as a 401(k) matching contribution and $22,643 as a cash payment in lieu of vacation time.
•
Ms. Simpson-Taylor received $15,525 as a 401(k) matching contribution and $9,500 as a cash payment in lieu of vacation time.

Grants of Plan-Based Awards -- Fiscal 2025

Name	Grant Date	Date of Board or Compensation Committee Approval	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards; Number of Stock Units (#)	Other Option Awards; Number of Shares Underlying Options (#)	Exercise price of option awards ($)	Grant-date fair value of stock and option awards ($)(2)
			Threshold ($)	Target ($)	Maximum ($)
Gregory N. Roberts	7/1/2024	2/14/2023	—	1,000,000	2,000,000	—	—	—	—
Thor Gjerdrum	10/28/2024	10/28/2024	91,406	487,500	731,250	—	—	—	—
	4/10/2025	4/10/2025	—	—	—	39,927	—	—	882,786
Brian Aquilino	10/28/2024	10/28/2024	—	162,500	—	—	—	—	—
	4/16/2025	4/10/2025	—	—	—	—	20,000	23.84	194,304
Carol Meltzer	―	—	—	—	—	—	—	—	—
Kathleen Simpson-Taylor	―	—	—	—	—	—	—	—	—

(1)
Grant of annual incentive to the executive, as discussed in the CD&A.
(2)
This column reports the grant-date fair value of equity awards granted to the executives in fiscal 2025. See also footnote (3) to the Summary Compensation Table.

Outstanding Equity Awards At Fiscal Year-End — Fiscal 2025

	Options Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Gregory N. Roberts	200,000	—		9.25	2/19/2026	—		—
	101,000	—		8.40	2/19/2026	—		—
	70,000	—		3.10	8/30/2028	—		—
	20,000	—		5.00	8/30/2028	—		—
	425,460	—		1.63	11/22/2029	—		—
Thor Gjerdrum	—	—		—	─	39,927	(2)	893,566	(2)
Brian Aquilino	10,000	—		39.69	2/1/2033	—		—
		20,000	(3)	23.84	4/16/1935	—		—
Carol Meltzer	9,000	—		6.05	1/26/2027	—		—
	6,000	—		3.10	8/30/2028	—		—
Kathleen Simpson-Taylor	—	—		—	—	—		—

(1)
All options in this column were fully vested and exercisable at June 30, 2025.
(2)
One-third of these restricted stock units vest on each of June 30, 2026, 2027 and 2028. Market value is based on the closing price of A-Mark Common Stock on the Nasdaq Global Select Market on June 30, 2025, $22.18 per share, plus the cash value of accrued dividend equivalents.
(3)
These options vest and become exercisable as to one-third of the underlying shares on each of June 30, 2026, 2027 and 2028.

Option Exercises and Stock Vested -- Fiscal 2025

The table below provides information regarding stock options exercised and stock awards vested during fiscal 2025 for each of our named executive officers. The value realized upon exercise of the options when accompanied by a sale is based on the weighted average market price of sales of the shares underlying the options on the day of exercise. In the cases of option exercises not accompanied by sales and vesting of stock awards, the value is based on the closing price of our shares on the Nasdaq Global Select Market on the day the option was exercised or the stock award vested plus the value of cash dividend equivalents credited on stock awards.

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)
Gregory N. Roberts	49,000	1,774,070	—	—
Thor Gjerdrum	—	—	9,624	253,881
Brian Aquilino	—	—	—	—
Carol Meltzer	—	—	—	—
Kathleen Simpson-Taylor	30,000	1,108,701	—	—

Potential Payments upon Termination of Employment or Change in Control

The following information describes and quantifies (where possible) certain enhanced compensation that would become payable under then-existing agreements and plans if the named executive officer’s employment had terminated on June 30, 2025. Voluntary resignation or termination for cause would not result in any enhancement in compensation.

In fiscal 2025, two of our named executive officers, Gregory N. Roberts and Thor Gjerdrum, had employment agreements providing for certain payments and benefits in the event of termination of the executive due to death, total disability or other specified circumstances. Under those employment agreements, severance payments to the executive were payable if, during the term of the employment agreement, the executive’s employment was terminated by us without cause or was terminated by the executive for “Good Reason,” as defined. Severance for such a termination in fiscal 2025 would have been payable as follows:

•
For Mr. Roberts, a lump-sum amount equal to the annualized level of salary paid during the 36 months preceding the month of termination plus the average annual incentive paid for the three fiscal years prior to the year of termination, but in any case not less than $2 million.
•
For Mr. Gjerdrum, continued payments of base salary for one year at the rates specified in the employment agreement.

In addition, these executive officers would have been entitled to the following:

•
Payment of compensation accrued as of the date of termination, consisting of salary, performance bonus earned in any fiscal year completed before termination but not yet paid, unreimbursed business expenses reimbursable under our expense policies and payment in lieu of accrued but unused vacation.
•
Payment of the pro rata portion of the performance bonus for the fiscal year of termination (based on the portion of the fiscal year worked), payable if and when such bonus would have been paid if employment had continued.
•
Mr. Roberts would receive a payout of his four-year cash incentive award (the "Accelerated Payout"), determined as follows: The performance period would end upon his termination, in which case he would be paid the cash value of the award based on the total stockholder return from July 1, 2023 through such end date of the performance period, reduced by the amount of salary and bonuses earned by him during the performance period.

Good Reason would have arisen if A-Mark materially decreased or failed to pay the executive’s base salary or performance bonus, or materially changed the executive’s job description or duties in a way adverse to the executive, or relocated the executive’s job site by more than a specified distance without his consent, if in each case A-Mark failed to cure the circumstances after notice from the executive. Other material breaches of the employment agreement could constitute “Good Reason” in some instances.

In the event of termination of any of the two senior executive officers' employment during fiscal 2025 in other circumstances, the termination payments and benefits would have been as follows:

•
For all terminations, the compensation accrued as of the date of termination (as summarized above) would have been paid.
•
In the event of termination due to death or total disability, the executive would have received the pro rata performance bonus for the fiscal year of termination, and pro rata vesting of equity awards, and Mr. Roberts would receive the Accelerated Payout of his four-year cash incentive award.
•
In the event of a termination not for cause or for Good Reason, or death or disability, Mr. Roberts or his dependents would receive continued health benefits paid by the employer for six months.

Under our agreements with these executives, their rights to cash severance are not enhanced if there has occurred a change in control of A-Mark. The employment agreements provide that certain payments under the agreements will be reduced if, following a change in control, the executive would be subject to the “golden parachute” excise tax and the reduction in payments would result in the executive realizing a greater after-tax amount.

The agreements governing stock options and RSUs granted to our named executive officers provide that vesting will accelerate in full upon a change in control of A-Mark. In the event of a change in control during the performance period for Mr. Roberts' four-year cash incentive award, the performance period will end upon the change in control and he will receive the Accelerated Payout of the award.

Summary of Payments Upon Termination or Change in Control if Occurring on June 30, 2025

The table below shows the estimated value of enhanced compensation to which a named executive officer would have been entitled if the executive’s employment had been terminated on June 30, 2025. For purposes of valuing these amounts, we took into account the following considerations:

•
Amounts shown for compensation following a change in control assume that no payment to a named executive officer would have been reduced to avoid adverse tax consequences under Code Sections 4999 and 280G. No named executive officer is eligible to receive a “gross-up” payment to offset golden parachute excise taxes under Code Section 4999 or to reimburse the executive for related taxes.
•
Except as otherwise indicated, all amounts reflected in the table would be paid on a lump-sum basis based on a June 30, 2025 termination date, subject to any applicable six-month delay required under Section 409A of the Internal Revenue Code.
•
Equity awards that immediately vest upon termination or a change in control are valued at $22.18 per share, the closing price of our shares on the last trading day of fiscal 2025 on the Nasdaq Global Select Market.

Name	Involuntary Termination (including by Executive for Good Reason) ($)(1)		Occurrence of a Change in Control ($)	Involuntary Termination Following a Change in Control ($)(1)		Retirement ($)	Death or Disability ($)(1)
Gregory N. Roberts	2,027,420	(2)	—	2,027,420	(2)	—	27,420	(2)
Thor Gjerdrum	1,543,566	(3)	893,566	650,000	(3)	—	—
Brian Aquilino	—		—	—		—	—
Carol Meltzer	—		—	—		—	—
Kathleen Simpson-Taylor	—		—	—		—	—

(1)
Bonus amounts for fiscal 2025 other than discretionary bonuses become non-forfeitable at June 30, 2025, although the amounts would be determined after fiscal year end. Those bonus amounts, which would have been payable on a pro rata basis upon an involuntary termination not for cause, a termination by the executive for Good Reason or death or disability prior to year end, are reflected in the Summary Compensation Table and are not shown as enhancements to compensation in this column.
(2)
Includes estimated value of healthcare benefits ($27,420 for Mr. Roberts), to be provided for six months following termination of employment.
(3)
Severance payments of $650,000 for Mr. Gjerdrum would be paid at payroll dates over the one-year period following termination.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the median of the annual total compensation of our employees and the annual total compensation of Gregory N. Roberts, our Chief Executive Officer.

To identify the employee whose annual total compensation represents the median of that of our employees (the "median employee"), our methodology and the material assumptions, adjustments and estimates were as follows:

We determined that, as of June 30, 2023, our employee population (other than our CEO) consisted of approximately 427 individuals working for us and our consolidated subsidiaries, including all full-time, part-time, seasonal and temporary employees. Foreign employees were less than 1% of our workforce at that time, and were excluded from the analysis.

To identify the fiscal 2023 “median employee” from our employee population, we conducted an analysis of our entire U.S. employee population. Given the variety of the jobs filled by our employees across multiple industries, we use a variety of pay elements to compensate our employees. For example, some employees are paid an hourly wage while others are paid a fixed salary. In addition, many of our employees have historically received cash bonuses. Consequently, we used payroll data and selected all wages (as defined for U.S. federal income tax purposes) paid, including hourly, overtime, salary and bonuses, as the most appropriate measure of compensation. We used all such compensation paid to our employees in the 2023 calendar year. In making these calculations, we annualized, as permitted, the compensation of those permanent employees who were hired after January 1, 2023. In our analysis, we did not annualize or otherwise adjust compensation for temporary or seasonal employees and did not make any full-time adjustments for part-time workers. Additionally, we made no cost-of-living adjustments in our calculations.

In accordance with the SEC's instructions for determining the CEO pay ratio, we have used the median employee determined for fiscal 2023 as the median employee for fiscal 2025. In this regard, we believe that, in fiscal 2025, under the applicable SEC rules for reporting the CEO pay ratio, there has been no change in our employee population or employee compensation arrangements (including the distribution of jobs at pay levels above and below the previously determined median) that would result in a significant change to our CEO pay ratio disclosure.

We calculated our median employee’s fiscal 2025 total compensation in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, the same way we calculated the total compensation of our CEO as disclosed in our Summary Compensation Table. Using this methodology, we determined that our median employee’s fiscal 2025 total compensation was $65,043. Based on this information, we estimate that, for fiscal 2025, our CEO’s annual total compensation was approximately 19.8 times that of the our median employee's fiscal 2025 total compensation.

Pay Versus Performance

As required by Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation deemed to be "actually paid" (as that term is used in Item 402(v)) and certain key metrics relating to A-Mark's financial performance. For further information concerning how our executive compensation program is structured and how we align executive compensation with A-Mark's performance, please see the section “Compensation Discussion and Analysis” above.

					Value of initial fixed $100 investment from June 30, 2020:
Fiscal Year	Summary compensation table total for CEO $	Compensation actually paid to CEO $	Average summary compensation table total for other NEOs $	Average compensation actually paid to other NEOs $	A-Mark total stockholder return $	Peer group total stockholder return $	Net Income attributable to A-Mark ($,000s)	Pre-tax profits ($,000s)
2025	1,287,246	(909,765)	809,033	787,334	300.41	254.40	17,320	21,270
2024	6,988,581	4,568,494	618,057	590,917	427.09	127.32	68,546	82,778
2023	1,451,081	1,809,983	974,708	1,216,967	468.95	86.38	156,360	203,170
2022	1,661,309	4,550,182	1,152,770	1,691,984	383.74	69.97	132,536	166,417
2021	1,951,844	8,606,607	795,315	1,385,858	267.34	195.03	159,637	192,801

The Principal Executive Officer (‘‘CEO’’) and Other NEOs for the applicable fiscal years were as follows:

2025, 2024 and 2021: Mr. Roberts served as our CEO, and Mr. Gjerdrum, Mr. Aquilino, Ms. Simpson-Taylor and Ms. Meltzer served as our Other NEOs.

2023 and 2022: Mr. Roberts served as our CEO and Messrs. Gjerdrum, Wittmeyer, Aquilino and Ms. Simpson-Taylor served as our Other NEOs.

The companies listed below are the peer companies included in the table above, in the indicated lines of business. The same companies constituted our peer companies for fiscal 2025, 2024 and 2023:

Alternative Brokerage Firms	Alternative Financial Services	E-Commerce
BGC Group, Inc. (BGC)	Enova International, Inc. (ENVA)	Carvana Co. (CVNA)
IG Group Holdings plc (IGG.L)	EZCORP, Inc. (EZPW)	Stitch Fix, Inc. (SFIX)
StoneX Group Inc. (SNEX)	FirstCash Holdings, Inc. (FCFS)	The Lovesac Company (LOVE)
Swissquote Group Holding Ltd (SQN.SW)	Regional Management Corp. (RM)	Liquidity Services, Inc. (LQDT)
B. Riley Financial, Inc. (RILY)	World Acceptance Corporation (WRLD)	Beyond, Inc. (BYON)
Oppenheimer Holdings Inc. (OPY)	GreenDot Corporation (GDOT)	PC Connection, Inc. (CNXN)

The Summary Compensation Table totals reported for our CEO for fiscal 2021 - 2025 and those amounts for the Other NEOs reflected in the table above were subject to the following adjustments per Item 402(v)(2)(iii) of Regulation S-K to calculate “compensation actually paid”:

	2025		2024		2023		2022		2021
	CEO	Average for other NEOs	CEO	Average for other NEOs	CEO	Average for other NEOs	CEO	Average for other NEOs	CEO	Average for other NEOs
Summary Compensation Table Total	1,287,246	809,033	6,988,581	618,057	1,451,081	974,708	1,661,309	1,152,770	1,951,844	795,315
Adjustments:
Deduction for amount reported under the “Stock Awards” and “Option Awards” Columns of the Summary Compensation Table	—	(269,273)	(5,652,036)	—	—	(41,402)	(212,476)	(266,906)	—	—
Increase - year-end fair value of equity awards granted during year that remain unvested at year end (1)	—	275,992	3,231,949	—	—	36,395	—	232,780	—	—
Increase - vest-date fair value of equity awards granted during year that vested during year	—	—	—	—	—	—	212,476	42,498	—	—
Increase/deduct - Change in fair value of all equity awards unvested at prior year end and at year end (year-end fair value minus prior-year-end fair value)	(2,197,011)	—	—	(18,077)	—	186,979	1,432,515	418,359	4,547,502	425,592
Increase/deduct - Change in fair value of all equity awards unvested at prior year end that vested during year (vest date fair value minus prior-year-end fair value)	—	(28,418)	—	(17,725)	358,902	48,738	1,456,358	112,483	2,107,261	164,951
Deduct - Fair value of equity awards unvested at prior year end but forfeited during year (deduct fair value at prior year end)	—	—	—		—	—	—	—	—	—
Increase - dividends paid on restricted stock and dividend equivalents accrued on unvested equity awards during the year (not otherwise counted in the Summary Compensation Table or year-end or vest-date fair value of equity awards)	—	—	—	8,662	—	11,549	—	—	—	—
Total adjustments:	(2,197,011)	(21,699)	(2,420,087)	(27,140)	358,902	242,259	2,888,873	539,214	6,654,763	590,543
Compensation actually paid	(909,765)	787,334	4,568,494	590,917	1,809,983	1,216,967	4,550,182	1,691,984	8,606,607	1,385,858

Relationship Between Compensation Actually Paid and Performance Measure

The chart below shows graphically, for the period of fiscal 2021 - 2025, the total stockholder return of an investment of $100 on June 30, 2020 in A-Mark common stock, as compared to the performance of an equal investment in the peer company group identified above. The chart also shows the "compensation actually paid" in each of the five fiscal years in that period.

AMRK TSR & Peer TSRs vs. Compensation Actually Paid
Compensation Actually Paid ($M)
Value of $100 Investment From 6/30/2020
$10.00
$8.00
$6.00
$4.00
$2.00
$0.00
-$2.00
$500
$450
$400
$350
$300
$250
$200
$150
$100
$50
$0
$8.61
$1.39
$4.55
$1.69
$1.81
$1.22
$4.57
$0.59
($0.91)
$0.79
$267.34
$383.74
$468.95
$427.09
$300.41
$195.03
$69.97
$86.38
$137.32
$254.40
6/30/21
6/30/22
6/30/23
6/30/24
6/30/25
PEO CAP
Average NEO CAP
AMRK
Peer Group

A-Mark's total stockholder return on an investment of $100 at June 30, 2020, has been substantial: 167% in 2021, 284% in the two-year period of fiscal 2021 and 2022, 369% in the three-year period of fiscal 2021 - 2023, 327% in the four-year period fiscal 2021 - 2024 and 200% in the five-year period of fiscal 2021-2025. Year-over-year results also were very positive in fiscal 2022 (44%) and fiscal 2023 (22%); fiscal 2024 resulted in a one-year total stockholder return of -8.9% and fiscal 2025 resulted in a one-year total stockholder return of -29.7%. Our total stockholder returns have exceeded the total stockholder returns of our peer group during the periods since June 30, 2020. Peer group returns were 95% in fiscal 2021, negative 30% in the comparable two-year period of fiscal 2021 and 2022, negative 14% in the three-year period of fiscal 2021 - 2023, 37% in the four-year period of fiscal 2021 - 2024 and 154% in the five-year period of fiscal 2021 - 2025.

The "compensation actually paid" to our CEO, as shown above, was generally aligned with A-Mark's performance in fiscal 2021 - 2025. In the period 2021 - 2023, in line with A-Mark's exceptional performance, our CEO was paid annual bonuses at maximum pre-set levels, together with discretionary bonus payouts in fiscal 2021 and 2022. A larger portion of the CEO's "compensation actually paid" in fiscal 2021 and 2022 resulted from increases in the fair value of his stock options that remained unvested at any time in the fiscal year. Note that "compensation actually paid," as defined in SEC rules, includes year-over-year changes in the fair value of unvested stock options, which treats those values as "actually paid" even though the executive has not exercised and, until the final vesting date, cannot exercise the options that are factored into the "compensation actually paid."

In fiscal 2024, "compensation actually paid" to the CEO reflected the increased compensation levels under the CEO's new employment agreement. The CEO's salary had not been increased in the five fiscal years prior to fiscal 2024. The CEO received no fiscal 2024 annual bonus, based on pre-tax profits performance in accordance with the terms of his employment agreement. The largest element of "compensation actually paid" in fiscal 2024 was the newly awarded four-year cash incentive, which will provide value to the CEO only if he achieves robust total stockholder return (from a base share value of $36.32) through the end of fiscal 2027. In the three fiscal years before fiscal 2025, the CEO had received only one equity award, which at grant had a fair value less than half of his then annual salary.

In fiscal 2025, "compensation actually paid" to the CEO was negative $909,765, which was both a result of and fully aligned with the negative total stockholder return for the year. The negative "compensation actually paid" resulted from a substantial decline in the fair value of the four-year cash incentive award, which will result in a payout only if very substantial total stockholder returns are achieved by the end of fiscal 2027. No equity award was granted to the CEO in fiscal 2025. No bonus was awarded based on profits in fiscal 2025; a discretionary bonus was awarded equal to 20% of the CEO's salary, in recognition of A-Mark's growth by completion of three significant acquisitions during fiscal 2025 (see the "Compensation Discussion and Analysis" above).

Growth in the stock price represented the major portion of total stockholder return in fiscal 2021, 2022 and 2023 (dividends represent the remaining portion of total stockholder return), and the fair values of unvested stock options and the four-year cash incentive award have been closely aligned with both positive and negative changes in stock price. However, the CEO did not receive further grants of stock options after November 2019. As a result, his "compensation actually paid," although generally aligned with the favorable total stockholder returns in fiscal 2022 and fiscal 2023, in fact declined in those years due to the vesting of a portion of his stock options before the beginning of fiscal 2022 and 2023 (only unvested stock options are factored into the SEC's metric of "compensation actually paid." The portion of the CEO's "compensation actually paid" attributable to stock options was 77% in 2021, 68% in 2022 and 20% in 2023; the CEO's four-year cash incentive award granted in fiscal 2024 constituted 71% of the "compensation actually paid" in that year. As noted above, in fiscal 2025 the decline in our stock price resulted in a substantial decline in the value of that four-year cash incentive award and a negative "compensation actually paid" to our CEO.

For the other NEOs in the above table, equity grants during fiscal 2021 - 2023 tended to offset the vesting of equity awards granted before fiscal 2021 and the effect of the large increase in stock price in fiscal 2021, so that the "compensation actually paid" level averaged for the other NEOs remained relatively consistent in fiscal 2021, 2022 and 2023, except that the pay level for fiscal 2022 was higher mainly due to one equity award held by a person who first became an NEO in that fiscal year. The other NEOs received no equity grants in fiscal 2024, held few remaining unvested equity awards and received annual incentive awards lower than in fiscal 2023, resulting in "compensation actually paid" that was aligned with fiscal 2024 total stockholder return.

In fiscal 2025, the average "compensation actually paid" to the other NEOs was boosted by equity awards granted to two NEOs at the time of renewal of their employment agreements. A-Mark does not routinely grant equity awards as a component of annual compensation; grants at the time of employment agreement renewals require multiple years of service as a condition to vesting. The "compensation actually paid" methodology does not allocate value of these grants over the vesting years in the way GAAP accounting rules do, with the result that "compensation actually paid" to the other NEOs does not appear as well aligned with the fiscal 2025 total stockholder return.

"Compensation actually paid" in fiscal 2021 - 2025 generally was aligned with net income attributable to A-Mark ("A-Mark Net Income"). In the five years from fiscal 2015 to 2019, A-Mark Net Income averaged $4.45 million annually, with the highest A-Mark Net Income in any of those years being $9.3 million achieved in fiscal 2016. In fiscal 2020, A-Mark set a record for A-Mark Net Income, at $30.5 million. During fiscal 2021, A-Mark Net Income grew to $159.6 million, more than five times the record net income achieved in the previous year. A-Mark's stock price and total stockholder return grew dramatically in fiscal 2021, in parallel with the growth in A-Mark Net Income. As discussed above, this resulted in an increase in fair value in equity awards held by the CEO and other NEOs which remained unvested at the start of fiscal 2021. A-Mark Net Income in fiscal 2022, and 2023, $132.5 million and $156.4 million, respectively, remained at high levels compared to levels achieved before 2021, and the amounts of "compensation actually paid" to the CEO and other NEOs generally has corresponded to those results. A-Mark Net Income in fiscal 2024 ($68.5 million) and fiscal 2025 ($17.3 million) were lower than the fiscal 2022 and 2023 results; our stock price has been aligned correspondingly lower, and "compensation actually paid" generally has reflected that, as discussed above.

"Compensation actually paid" in fiscal 2022 - 2025 also was generally aligned with net income before provision for income taxes, a GAAP item we refer to as "pre-tax profit." Pre-tax profit in fiscal 2021, $192.8 million, was more than five times higher than the record pre-tax profit achieved in fiscal 2020. Results in fiscal 2022 remained robust, at $166.4 million, and in fiscal 2023 pre-tax profit set a new record, at $203.2 million. Pre-tax profit in fiscal 2024 and fiscal 2005 was down from the fiscal 2023 level. As discussed in the "Compensation Discussion and Analysis" above, annual incentive awards for three of our named executive officers are in part tied directly to pre-tax profits, and those awards, as a component of "compensation actually paid," are in direct alignment with performance. However, changes in the fair value of equity awards that are unvested at the beginning of a fiscal year (those fair value changes being tied mainly to changes in stock price) and the grant of equity awards only in certain years (mainly, years in which employment agreements are renewed) rather than as a component of annual compensation cause the SEC's "compensation actually paid" metric, for A-Mark, to be less well aligned with both A-Mark Net Income and pre-tax profit.

Most Important Financial Performance Measures

The following are the two most important financial performance measures used by A-Mark to link compensation actually paid to the CEO and other NEOs in fiscal 2025 to the Company’s performance:

(1)
GAAP net income before provision for income taxes ("pre-tax profit"). For the CEO, President and Chief Operating Officer, this financial measure is A-Mark's pre-tax profit.
(2)
Increase in stock price, which directly and positively affects the fair value of unvested stock options and restricted stock units and the CEO's four-year cash incentive award (which is based on total stockholder return).

Directors' Compensation

Under A-Mark's current Director Compensation Policy, which was also in effect during fiscal 2025, annual compensation to each non-employee director (not including compensation for special assignments and, as discussed below, excluding Mr. Wittmeyer) is as follows:

(1)
Cash retainer -- $60,000 for directors other than the Board Chairman, $120,000 for the Chairman.
(2)
Fees for Board Committee service:
•
Cash retainer for service as Chairman of Audit Committee or Chairman of Compensation Committee -- $10,000.
•
Cash retainer for service as Chairman of Nominating and Corporate Governance Committee -- $5,000.
•
Cash retainer for service as member (other than Chairman) of Audit Committee or Compensation Committee -- $5,000.
(3)
Annual equity award in the form of a grant of Restricted Stock Units (“RSUs”):
•
RSUs are granted with an aggregate grant-date value of $60,000 for each director other than the Board Chairman, who receives a grant with a value of $120,000.
•
The grant date for the RSUs is the day of the Annual Meeting of Stockholders.
•
RSUs will become vested one year from the date of grant, subject to accelerated vesting if service terminates due to death or disability, if service terminates for any reason at the Annual Meeting in the year after grant or if there occurs a change in control of A-Mark.
•
RSUs are credited with dividend equivalents, accrued as cash amounts payable at the time of settlement of the underlying RSUs (except that RSUs granted to a director subject to Canadian tax law have the dividend equivalents converted into additional RSUs).
•
Settlement of vested RSUs will occur promptly upon vesting, except that a Director may elect to defer settlement for a period of years or until termination of service (vested RSUs granted to a director subject to Canadian tax law will be settled only upon retirement or termination from the Board or death).

Grants of equity awards to a director upon commencement of service are determined by the Board or Compensation Committee at the time of appointment.

In addition, the Director Compensation Policy also stipulates:

•
No meeting fees are paid. Service as a member of a committee other than the Audit Committee or Compensation Committee does not result in additional compensation.
•
Directors who are employees of the Company are not paid additional compensation for service as a director.
•
The Board may approve special compensation to a non-employee director for non-recurring Board work. In fiscal 2025, members of the Special Committee of the Board that negotiated and recommended approval of A-Mark's acquisition of SGI were paid $100,000 each, with an additional $50,000 payment to the Committee's Chair. The members of the Committee were Ms. Lepine (Chair), Ms. Sanchez and Mr. Saville.
•
All directors are entitled to reimbursement by the Company for reasonable travel to and from meetings, and reasonable food and lodging expenses incurred in connection therewith and other reasonable expenses.

The Director Compensation Policy assumes service for a full year; directors who serve for less than the full year are entitled to receive a pro-rated portion of the applicable payment. Each “year,” for purposes of the Director Compensation Policy, will be deemed to begin on the date of our Annual Meeting of Stockholders.

Executive officers who serve as directors receive no additional compensation for such service.

The following table sets forth information regarding compensation earned by non-employee directors of the Company during fiscal 2025.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Option Awards(2) ($)	All Other Compensation ($)	Total ($)
Jeffrey Benjamin	120,000	119,911	—	—	239,911
Ellis Landau	70,000	59,956	—	—	129,956
Beverley Lepine	225,000	59,956	—	—	284,956
John Moorhead	70,000	59,956	—	—	129,956
Jess Ravich	80,000	59,956	—	—	139,956
Monique Sanchez	170,000	59,956	—	—	229,956
Kendall Saville	170,000	59,956	—	—	229,956

(1)
Grant date fair value of stock awards is computed in accordance with GAAP based on the closing price per share of our common stock on the grant date. Each independent director elected by our stockholders at our 2024 Annual Meeting of Stockholders received a grant of 1,983 restricted stock units (or deferred share units in the case of a director subject to the tax laws of Canada), except that the Chairman of the Board received a grant of 3,966 restricted stock units. Stock awards vest in full on the first anniversary of the date of grant, except that the awards are non-forfeitable in the event of termination of service due to death or disability or upon a change in control of A-Mark. At June 30, 2025, 3,966 restricted stock units subject to a risk of forfeiture (together with accrued cash dividend equivalents) were held by Mr. Benjamin and 1,983 such restricted stock units (together with accrued cash dividend equivalents) were held by each other independent director named in the table above other than Ms. Lepine, who held 2,034 restricted stock units subject to a risk of forfeiture.
(2)
At June 30, 2025, Ms. Sanchez and Mr. Saville each held an option to purchase 6,000 A-Mark shares, exercisable at $17.87 per share, which had previously vested as to one-third of the underlying shares on each of March 19, 2022, 2023 and 2025. These options were granted to the directors at the time they joined the Board in March 2021.

Effective June 30, 2023, Michael Wittmeyer stepped down as an executive officer; he continues to serve as a Director of A-Mark. A-Mark engaged Mr. Wittmeyer as a consultant for a period beginning in fiscal 2024 and continuing through fiscal 2026. The engagement is a part-time commitment, providing for compensation to Mr. Wittmeyer in the amount of $15,000 per month in fiscal 2024 and 2025 and $20,000 per month thereafter. Mr. Wittmeyer is not compensated separately for his service as a director. Under his consulting agreement, he remains subject to the covenants in his employment agreement, including non-competition, non-solicitation and confidentiality, during and for specified periods following the consulting period.

Equity Compensation Plan Information

The following table provides information as of June 30, 2025, with respect to the shares of our common stock that may be issued under existing equity compensation plans.

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants, and stock rights	(b) Weighted average exercise price of outstanding options, warrants, and rights		(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	1,316,702	$8.66	(1)	1,379,222	(2)
Equity compensation plans not approved by security holders	—	—		—
	1,316,702	$8.66	(1)	1,379,222	(2)

(1)
The weighted average exercise prices are calculated including the restricted stock units ("RSUs") as rights to acquire shares with an exercise price assumed to be zero. The weighted average exercise price for all outstanding stock options excluding RSUs was $9.68.
(2)
Represents shares that are available for future issuance under the 2014 Plan. All of the 2014 Plan shares that are available for future issuance include the following award types: stock options, stock appreciation rights, restricted stock units, restricted stock and other "full-value" awards.

A-Mark granted stock options to only one NEO in fiscal 2025. The following table provides information regarding the grant of the stock option, which occurred on the business day following the filing date of an A-Mark Current Report on Form 8-K.

Name	Grant date	Number of securities underlying the award	Exercise price of the award ($/Sh)	Grant date fair value of the award

Percentage change in the closing market price of the securities underlying the award between the trading day ending immediately prior to the disclosure of material nonpublic information and the trading day beginning immediately following the disclosure of material nonpublic information

(a)	(b)	(c)	(d)	(e)	(f)
Brian Aquilino	April 16, 2025	20,000	$ 23.84	$ 194,304	4.8%	(1)

(1) The Board of Directors authorized the grant of stock options to Mr. Aquilino on April 10, 2025, but delayed the grant until April 16, 2025, to ensure that the grant would occur after filing of a Form 8-K announcing the entry into new employment agreements with Mr. Aquilino and Mr. Gjerdrum, the pending retirement of Ms. Simpson-Taylor and the hiring of Mr. Dickson, who would become CFO on July 1, 2025. The Form 8-K was filed so as to be available on the SEC's EDGAR website at the opening of business on April 15, 2025, and the exercise price per share of the option was the closing price of A-Mark Common Stock on April 16, 2025. In effect, the Form 8-K information was available in the market for two business days before the exercise price was fixed. The exercise price of $23.84 -- closing price on April 16, 2025 -- was 7.8% higher than the closing price on April 10, 2025, and 4.8% higher than the closing price on April 14, 2025.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons owning more than 10% of a registered class of the Company's equity securities, to file with the SEC reports of their ownership of, and transactions in, the Company's common stock or other Company equity securities. To the Company's knowledge, based solely on a review of copies of such reports and representations of directors and executive officers, during the fiscal year ended June 30, 2025, all of such persons were in compliance with the applicable Section 16(a) reporting requirements.

PROPOSAL 1 - ELECTION OF DIRECTORS

The Company's directors are elected at the Annual Meeting of Stockholders. Ten directors will be elected at the 2025 Annual Meeting.

The Board of Directors approved the nomination of the ten nominees set forth below. All of the nominees are currently serving on the Company’s Board of Directors, and all have consented to being named in this proxy statement and to serve if elected.

Unless authority to vote for the election of directors is withheld, the proxy will be voted FOR the election of the nominees named below.

Jeffrey D. Benjamin

Ellis Landau

Beverley Lepine

Carol Meltzer

John U. Moorhead

Jess M. Ravich

Gregory N. Roberts

Monique Sanchez

Kendall Saville

Michael R. Wittmeyer

In connection with the acquisition of JMB in March 2021, A-Mark entered into agreements that currently entitle former stockholders of JMB to designate two directors for nomination to the Board of Directors. Mr. Saville and Mr. Wittmeyer have been designated as those director nominees. In addition, the employment agreement between A-Mark and Mr. Wittmeyer provided that he will be nominated to serve as a director, and this commitment currently remains in effect.

A-Mark’s restated certificate of incorporation provides that directors may be removed only for cause and that any such removal must be approved by the affirmative vote of at least a majority of the outstanding shares of A-Mark capital stock entitled to vote generally in the election of directors at a meeting of stockholders called for that purpose.

Information Concerning Directors

You will find below background information, specific credentials, experience and other qualifications with respect to the nominees for election at the 2025 Annual Meeting. Each of the nominees has been nominated by the Board of Directors to serve until the next annual meeting of stockholders (in 2025) and until their respective successors are duly elected and qualified. See “Security Ownership of Certain Beneficial Owners and Management” for information regarding their beneficial ownership of A-Mark’s common stock. No other nominations were submitted for the 2025 Annual Meeting.

Jeffrey D. Benjamin, age 64 Chairman of the Board & Director

Jeffrey Benjamin has served as Chairman of the Board and a Director since 2014. Mr. Benjamin has been a Senior Advisor to Cyrus Capital Partners, L.P. since 2008, where he assists with distressed investments. Mr. Benjamin served as non-Executive Chairman of the Board of SGI from 2012 until March 2014 and as a Director of SGI from 2009 until March 2014. He is also Chairman of the Board of Directors of Rackspace Technology (Nasdaq: RXT.) Mr. Benjamin served on the Boards of Directors of Caesars Entertainment Company from 2008 to 2017, Chemtura Corporation from 2010 to 2017, and American Airlines Group, Inc from 2013 to 2024. Mr. Benjamin holds an MBA from the Sloan School of Management at M.I.T. and a BA from Tufts University.

With his financial and business background and service as a public company director, as well as a personal involvement in numismatics, Mr. Benjamin contributes to the Board in matters of corporate finance, governance, business development and industry strategy.

Ellis Landau, age 81 Director

Ellis Landau has served as a Director since 2014, and serves as a member of the Audit Committee and the Compensation Committee. Mr. Landau serves as a member of the Board of Directors of Second Wave Delivery Systems, LLC, an early-stage medical service company. In 2006, Mr. Landau retired as Executive Vice President and Chief Financial Officer of Boyd Gaming Corporation (NYSE: BYD), a position he held since he joined the company in 1990. Mr. Landau previously worked for Ramada Inc., later known as Aztar Corporation, where he served as Vice President and Treasurer, as well as U-Haul International in Phoenix and the Securities and Exchange Commission in Washington, D.C. Mr. Landau served as a director of SGI from 2012 until March 2014. From 2007 to 2011, Mr. Landau was a member of the Board of Directors of Pinnacle Entertainment, Inc. (NYSE: PNK), a leading gaming company, where he served as chairman of the audit committee and as a member of its nominating and governance committee and its compliance committee. Mr. Landau received his Bachelor of Arts in economics from Brandeis University and his M.B.A. in finance from Columbia University Business School.

Mr. Landau brings to the Board, the Audit Committee, and the Compensation Committee substantial experience in finance, accounting, executive compensation, and corporate governance matters.

Beverley Lepine, age 73 Director

Beverley Lepine has served as a Director since 2015, and serves as the Chairperson of the Audit Committee and as a member of the Nominating and Corporate Governance Committee. Ms. Lepine retired as Chief Operating Officer from the Royal Canadian Mint, a Canadian Federal Crown Company, after 27 years in various positions, including Chief Financial Officer and Vice President of Manufacturing. Prior to joining the Royal Canadian Mint, Ms. Lepine worked from 1980 until 1987 for the Treasury Board Secretariat of the Government of Canada and Via Rail Canada. Upon graduating with a Bachelor's degree in Business Administration from Bishop's University in 1974, Ms. Lepine worked for Clarkson Gordon from 1974 until 1980 where she obtained her Chartered Professional Accountant ("CPA") designation in 1978. She obtained her Institute of Corporate Directors Certificate (ICD.D) in 2011. Ms. Lepine was Chair of the Board of Bruyere Continuing Care, a chronic continuing care hospital in Ottawa from 2008-2010 and was formerly a member of the Board of Pallium Canada.

Ms. Lepine's extensive knowledge of the worldwide minting and coinage industries provides the Board with insight and guidance in matters of business planning and growth strategy. She also brings a strong background and expertise in finance and accounting to bear as Chairperson of the Audit Committee and as a director.

Carol Meltzer, age 66 Executive Vice President, General Counsel, Secretary and Director

Carol Meltzer has served as a Director since 2021. Ms. Meltzer has served as our General Counsel, Secretary and Executive Vice President since March 2014, assuming those offices at the time of the spin-off. From 2006 to the spin-off, she held the positions of General Counsel, Secretary and Executive Vice President of SGI and its predecessor companies, and served in a variety of legal capacities for SGI since 1996. Ms. Meltzer previously practiced law at Stroock & Stroock & Lavan LLP and Kramer Levin Naftalis & Frankel LLP. Ms. Meltzer received B.A. and J.D. degrees from the University of Michigan, Ann Arbor.

John (“Jay”) U. Moorhead, age 73 Director

John ("Jay") Moorhead has served as a Director since 2014, and serves as a member of the Compensation Committee and the Nominating and Corporate Governance Committee. He has been a Managing Director of Global Power Partners, an investment banking firm, since August 2015. Prior to that, he was a Managing Director at Ewing Bemiss & Co. from 2009 through July 2015, and served in the same capacity at Westwood Capital from 2005 until 2009 and at MillRock Partners from 2003 until 2005. From 2001 to 2003, Mr. Moorhead was a corporate finance partner at C.E. Unterberg, Towbin. Mr. Moorhead served as a Director of SGI from 2009 until March 2014. Mr. Moorhead received his B.A. degree from the University of Vermont, and attended the Program for Management Development at Harvard Business School.

Mr. Moorhead brings to the Board expertise in corporate finance and valuable perspectives on public company growth and global competition. Mr. Moorhead also has significant experience in the area of executive compensation, which he draws upon as a member (and formerly Chairman) of our Compensation Committee.

Jess M. Ravich, age 68 Director

Jess Ravich has served as a Director since 2014, and serves as the Chairman of the Compensation Committee and as a member of the Audit Committee and the Nominating and Corporate Governance Committee. Mr. Ravich is the CEO and Chairman of the Board of ALJ Regional Holdings, Inc. From 2012 until 2019, he was a group Managing Director and Head of Alternative Products for The TCW Group, Inc., an international asset-management firm, which he joined in 2012. Prior to joining The TCW Group, Mr. Ravich served as Managing Director and Head of Capital Markets of Houlihan, Lokey, Howard & Zukin, Inc., an international investment bank. From 1991 through November 2009, Mr. Ravich founded and served as Chief Executive Officer of Libra Securities LLC, an investment banking firm serving the middle market. Prior to founding Libra, Mr. Ravich was an Executive Vice President of the fixed income department at Jefferies & Company, a Los Angeles-based brokerage firm, and a Senior Vice President at Drexel Burnham Lambert, where he was also a member of the Executive Committee of the high yield group. Mr. Ravich served as a Director of SGI from 2009 until March 2014. He also served on the Board of Directors of APEX Global Brands Inc. (formerly The Cherokee Group, Inc.) from 1993 - 2019.

Mr. Ravich is a graduate of the Wharton School at the University of Pennsylvania and Harvard Law School, where he was an editor of the Harvard Law Review.

With his extensive background in investment banking and the financial markets, Mr. Ravich provides Board leadership in matters of strategic development and business initiatives, including potential growth through acquisitions.

Gregory N. Roberts, age 63 Chief Executive Officer & Director

Greg Roberts has been Chief Executive Officer and a Director of A-Mark since 2005. Mr. Roberts has served as President and Chief Executive Officer of SGI since March 2008. Mr. Roberts previously served as the President of SGI’s North American coin division, which included A-Mark. He is also a lifetime member of the American Numismatic Association. Through his day-to-day involvement in all aspects of the Company’s operations, Mr. Roberts provides a vital link between junior and senior management personnel and the general oversight and policy-setting responsibilities of the Board.

Mr. Roberts brings to the Board expertise in numismatics and trading, extensive knowledge of the precious metals industry and, in his role as Chief Executive Officer, in-depth knowledge of the Company and its business.

Monique Sanchez, age 55 Director

Monique Sanchez has served as a Director since 2021, and serves as the Chairperson of the Nominating and Corporate Governance Committee. Since 2008, Ms. Sanchez has held senior sales and business development roles at Google, including most recently as Director Agency Sales Development, where she is responsible for leading an agency development team focused on driving revenue growth across Google’s largest market: U.S. clients and agency holding companies. The eight years prior to Google, Ms. Sanchez held business development leadership roles at DoubleClick, which was acquired by Google in 2008. She is a mentor at Google’s women’s mentor program. Ms. Sanchez received her B.A. degree from Syracuse University.

With over 30 years’ corporate experience, including more than 22 years in the digital advertising industry, Ms. Sanchez brings to the Board a deep expertise in advertising technologies, sales and business development.

Kendall Saville, age 40 Director

Kendall Saville has served as a Director since 2021, and also serves as a member of the Audit Committee and the Compensation Committee. He previously served as Chairman of the Board of JMB. He co-founded PlayUSA, the largest legal US iGaming media network which was acquired by Catena Media (STO: CTM), and served as a primary consultant to Catena Media from 2016 to 2019. Mr. Saville’s investment specialty is in store-of-value businesses, and his focus for nearly a decade has been investments in cryptocurrency technology, including the largest cryptocurrency exchange in the Middle East, and decentralized finance. He earned his Bachelor of Arts in Business Economics from the University of California, Santa Barbara. In 2021, Mr. Saville’s i15 Media and Ocean View Marketing iGaming assets were acquired by Catena Media, and he worked for two years as a primary consultant managing strategic growth projects for iGaming. Mr. Saville is on the Board of Impact DM Inc., the parent company of Milk Road, a cryptocurrency media startup. Mr. Saville is currently working on Pacific Tide Media, Inc., providing strategic guidance.

Mr. Saville’s extensive experience in search engine optimization (SEO), digital marketing, and cryptocurrency provides the Board with valuable insight in matters of business planning and growth strategy.

Michael R. Wittmeyer, age 35 Director and Consultant to A-Mark

Michael R. Wittmeyer has served as a Director since 2021. He is the co-founder of JMB, one of the leading precious metals retailers globally. He served as JMB's Chief Executive Officer in the years prior to its acquisition by A-Mark in 2021 and continued in that role and as an Executive Vice President of A-Mark through June 2023. His entrepreneurial path began in high school, where he built and sold a digital affiliate marketing business. In 2011, he co-founded JMB and has helped scale the company through a focus on digital growth and customer experience. In 2019, he was recognized as EY Entrepreneur of the Year in the Retail/Consumer category for the Southwest region.

Michael is currently the Managing Director of ePackageSupply, LLC, a B2B e-commerce company focused on food-grade packaging. He also co-founded Milk Road, a cryptocurrency media startup that was later acquired by Impact DM Inc., where he now serves on the Board of Directors. In addition, he is a board member of Van Zilver Inc., which operates direct-to-consumer brands in the health and beauty space.

With a background in Marketing from Pennsylvania State University and roots in Western New York, Michael brings hands-on experience in e-commerce operations, SEO, and digital marketing. His insight continues to support the strategic growth of digital and DTC initiatives across the companies he helps lead.

Information About Our Board Of Directors And Management

The Board of Directors oversees our business and monitors the performance of our management. In accordance with our corporate governance procedures, the Board of Directors does not involve itself in the day-to-day operations of the Company. The Company’s executive officers and management oversee the day-to-day operations of A-Mark. Our directors fulfill their duties and responsibilities by attending regular meetings of the Board of Directors. Our directors also discuss business and other matters with the Chief Executive Officer and the President, other key executives, and our principal external advisers (legal counsel, auditors, financial advisors and other consultants).

The Board of Directors considers and establishes the appropriate leadership structure for the Company. The Board has concluded that the Company and its stockholders are best served by not having a formal policy on whether the same individual should serve as both Chief Executive Officer and Chairman of the Board. The Board believes that it is important to retain the flexibility to make this determination based on the circumstances at the time of the determination, recognizing that no single leadership structure will best serve the Company in all cases. This allows the Board to use its broad experience and knowledge to elect the most qualified director as Chairman of the Board, while maintaining its ability to separate the roles of Chairman and Chief Executive Officer. In making this determination, the Board will consider the advantages that come from having leadership of the Board by a person other than the Chief Executive Officer. Even if a single person were to fill both roles, the Board anticipates that it would appoint a director to serve separately as the presiding or lead non-management director in order to preserve those advantages.

Mr. Benjamin has served as Chairman of the Board since March 2014. The Chairman of the Board has the authority to call special meetings of the Board, sets the agenda for Board meetings, acts as a Board liaison with the Chief Executive Officer, chairs meetings of the Board and communicates the Board of Directors’ feedback to the Chief Executive Officer. The Board believes that Mr. Benjamin’s work experience, education and leadership ability make him the best choice currently to serve as our Chairman of the Board.

In fiscal 2025, the Board of Directors met ten times. Each director attended at least 75% of the meetings of the A-Mark Board of Directors and Board committees, if any, of which he or she was a member during the period of the director's service in fiscal 2025.

Under the Company’s policy, each director of the Company is expected to be present at annual meetings of stockholders (including by virtual means), absent exigent circumstances that prevents his or her attendance. At our Annual Meeting held in November 2024, all of our directors were in attendance.

The Company’s Board of Directors has determined that all nominees for the Board of Directors other than Greg Roberts, Carol Meltzer, and Michael Wittmeyer qualify as “independent” as that term is currently defined in Rule 5605(a)(2) and (c)(2) of the Nasdaq listing standards.

Committees of the Board

Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
4 Members 4 Independent	4 Members 4 Independent	4 Members 4 Independent

Audit Committee

The duties and responsibilities of the Audit Committee are set forth in its written charter, available on our website, https://ir.amark.com/corporate-governance/governance-documents, and include the following:

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to oversee the quality and integrity of our financial statements and our accounting and financial reporting processes, including all aspects of our internal control over financial reporting;
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to prepare the audit committee report required by the SEC in our annual proxy statements;
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to review and discuss with management and the independent registered public accounting firm our annual and quarterly financial statements;
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to review and discuss with management our earnings press releases;

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to appoint, compensate and oversee our independent registered public accounting firm, and pre-approve all auditing services and non-audit services to be provided to us by our independent registered public accounting firm;
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to review the qualifications, performance and independence of our independent registered public accounting firm; and
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to establish procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters.

The members of the Audit Committee are Ms. Lepine (Chairperson), Mr. Landau, Mr. Ravich and Mr. Saville. Each of the members is an independent director, as defined under the rules of The Nasdaq Stock Market and our Corporate Governance Guidelines, and meets the criteria for independence under Rule 10A-3(b)(1) under the Securities and Exchange Act of 1934 and otherwise satisfies the conditions of The Nasdaq Stock Market rules for audit committee membership, including the financial literacy requirements. In addition, Ms. Lepine qualifies as an "audit committee financial expert," in compliance with the rules and regulations of the SEC and The Nasdaq Stock Market.

Compensation Committee

The duties and responsibilities of the Compensation Committee are set forth in its written charter, available on our website, https://ir.amark.com/corporate-governance/governance-documents, and include the following:

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to determine, or recommend for determination by our Board of Directors, the compensation of our chief executive officer and other executive officers;
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to establish, review and consider employee compensation policies and procedures;
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to review and approve, or recommend to our Board of Directors for approval, any employment contracts or similar arrangement between the Company and any executive officer of the Company;
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to review and discuss with management the Company’s compensation policies and practices and management’s assessment of whether any risks arising from such policies and practices are reasonably likely to have a material adverse effect on the Company;
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to review, monitor, and make recommendations concerning incentive compensation plans, including the use of stock options and other equity-based plans; and
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to appoint, compensate and oversee any compensation consultant, legal counsel or other advisor retained by the Compensation Committee in its sole discretion.

The members of the Compensation Committee are Mr. Ravich (Chairman), Mr. Landau, Mr. Moorhead and Mr. Saville. Each of the members of the Compensation Committee is an independent director, as defined under the rules of The Nasdaq Stock Market and our Corporate Governance Guidelines, and otherwise satisfies the conditions of The Nasdaq Stock Market rules for compensation committee membership.

The Committee often requests our CEO, General Counsel and other senior executives to be present at meetings where executive compensation and corporate and individual performance are discussed and evaluated by the Committee or the Board of Directors, and to provide information to the Committee and the Board regarding compensation issues. These executives provide insight, suggestions and recommendations, as requested by the Committee, regarding executive compensation matters. The Committee also meets with our CEO to discuss his compensation package and his recommendations for other executives. In this regard, the Committee from time-to-time authorizes the CEO to negotiate on compensation matters and, for non-executive officers, to make determinations regarding compensation. Ultimately, the terms of compensation of our CEO and other executive officers are subject to the approval of the Compensation Committee.

Nominating and Corporate Governance Committee

The duties and responsibilities of the Nominating and Corporate Governance Committee are set forth in its written charter, available on our website, https://ir.amark.com/corporate-governance/governance-documents, and include the following:

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to recommend to our Board of Directors proposed nominees for election to the Board of Directors by the stockholders at annual meetings, including an annual review as to the renominations of incumbents and proposed nominees for election by the Board of Directors to fill vacancies that occur between stockholder meetings;
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to make recommendations to the Board of Directors regarding corporate governance matters and practices; and
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to recommend members for each committee of the Board of Directors.

The members of the Nominating and Governance Committee are Ms. Sanchez (Chairperson), Ms. Lepine, Mr. Moorhead and Mr. Ravich. Each of the members is an independent director, as defined under the rules of The Nasdaq Stock Market and our Corporate Governance Guidelines.

Corporate Governance Guidelines

Our Board of Directors has adopted our Corporate Governance Guidelines that set forth our policies and procedures relating to corporate governance. Our Corporate Governance Guidelines are available on our website, https://ir.amark.com/corporate-governance/governance-documents.

The Nominating and Corporate Governance Committee works with the Board to determine the appropriate characteristics, skills, and experiences for the Board as a whole and its individual members. The Committee believes that members of the Company’s Board of Directors must possess certain basic personal and professional qualities in order to properly discharge their fiduciary duties to stockholders, provide effective oversight of the management of the Company and monitor the Company’s adherence to principles of sound corporate governance. These qualities, which are only threshold criteria and are subject to limited exceptions, include integrity, absence of conflict of interest which would impair the ability to serve, fair and equal representation, achievement, oversight, business understanding and available time.

The Company is of the view that the continuing service of qualified incumbents promotes stability and continuity in the board room, contributing to the Board’s ability to work as a collective body, while giving the Company the benefit of the familiarity and insight into the Company’s affairs that its directors have accumulated during their tenure. Accordingly, the process of the Committee for identifying nominees reflects the Company’s practice of re-nominating incumbent directors who continue to satisfy the Committee’s criteria for membership on the Board, whom the Committee believes continue to make important contributions to the Board and who consent to continue their service on the Board.

The Committee will identify and evaluate new candidates for election to the Board where there is no qualified and available incumbent, including for the purpose of filling vacancies arising by reason of the resignation, retirement, removal, death or disability of an incumbent director or a decision of the directors to expand the size of the Board. The Committee will solicit recommendations for nominees from persons that the Committee believes are likely to be familiar with qualified candidates. These persons may include members of the Board, including members of the Committee, and management of the Company. The Committee may also determine to engage a professional search firm to assist in identifying qualified candidates. As to each recommended candidate that the Committee believes merits consideration, the Committee will cause to be assembled information concerning the background and qualifications of the candidate, including information concerning the candidate required to be disclosed in the Company’s proxy statement under the rules of the SEC and any relationship between the candidate and the person or persons recommending the candidate; determine if the candidate satisfies the minimum qualifications required by the Committee of candidates for election as director; determine if the candidate possesses any of the specific qualities or skills that under the Committee’s policies must be possessed by one or more members of the Board; consider the contribution that the candidate can be expected to make to the overall functioning of the Board; and consider the extent to which the membership of the candidate on the Board will promote diversity among the directors (for this purpose, diversity includes diversity of background, experience, business skills, business relationships and other attributes). In its discretion, the Committee may solicit the views of the Chief Executive Officer, other members of the Company’s senior management and other members of the Board regarding the qualifications and suitability of candidates to be nominated as directors. In its discretion, the Committee may designate one or more of its members (or the entire Committee) to interview any proposed candidate. Based on all available information and relevant considerations, the Committee will select a candidate who, in the view of the Committee, is most suited for membership on the Board. The Committee maintains appropriate records regarding its process of identifying and evaluating candidates for election to the Board.

It is the policy of the Company that the Nominating and Corporate Governance Committee of the Board consider recommendations for the nomination of directors submitted by holders of the Company’s shares entitled to vote generally in the election of directors. The Nominating and Corporate Governance Committee will give consideration to these recommendations for positions on the Board where the Committee has not determined to re-nominate a qualified incumbent director. The Nominating and Corporate Governance Committee will only consider recommendations of nominees who satisfy the minimum qualifications prescribed by the Committee for Board candidates. In considering any recommendation for the nomination of directors, the Nominating and Corporate Governance Committee will take into account the size and duration of a recommending stockholder’s ownership interest in the Company. Only those recommendations whose submission complies with the procedural requirements adopted by the Nominating and Corporate Governance Committee will be considered by the Committee.

Oversight of Risk Management

Our Board recognizes that companies face a variety of risks, including credit risk, liquidity risk, strategic risk, and operational risk. It believes an effective risk management system will (i) timely identify the material risks that we face, (ii) communicate necessary information with respect to material risks to senior executives and, as appropriate, to the Board or relevant Board committee, (iii) implement appropriate and responsive risk management strategies consistent with our risk profile, and (iv) integrate risk management into our decision-making. Our Board encourages and management promotes a corporate culture that incorporates risk management into our corporate strategy and day-to-day business operations. The Board also works, with the input from our executive team, to assess on an on-going basis and analyze the most likely areas of future risk for us.

Code of Ethics

Our Board of Directors has adopted policies setting forth ethical standards for our directors, officers and employees, including our Chief Executive Officer, Chief Financial Officer and other senior officers, in accordance with applicable rules and regulations of the SEC and The Nasdaq Stock Market. These policies, including our Code of Business Conduct and Ethics for All Employees and Code of Ethics for Senior Financial Officers and Other Designated Employees, are available on our website, https://ir.amark.com/corporate-governance/governance-documents.

Stockholder Communications to the Board

The Company’s security holders may send communications to the Board of Directors. All communications should be delivered either in writing addressed c/o Legal Department at 2121 Rosecrans Avenue, Suite 6300, El Segundo, California 90245 or by e-mail to directors@amark.com. All communications must be accompanied by the following information: a statement of the type and amount of the securities of the Company that the person holds; and any special interest, meaning an interest not in the capacity as a stockholder of the company, of the person in the subject matter of the communication; and the address, telephone number and e-mail address, if any, of the person submitting the communication.

Concerns about accounting, internal accounting controls or auditing matters should be reported pursuant to the procedures outlined on our website at https://ir.amark.com/corporate-governance, under “Policy on Reporting Questionable Accounting or Auditing Matters."

Executive Officers

A-Mark’s current executive officers are as follows:

Name	Age	Position(s)
Gregory N. Roberts	63	Chief Executive Officer and Director
Thor Gjerdrum	58	President
Cary Dickson	68	Executive Vice President and Chief Financial Officer
Brian Aquilino	53	Chief Operating Officer
Carol Meltzer	66	Executive Vice President, General Counsel, Secretary, and Director

See “Information Concerning Directors”, above, for information relating to Ms. Meltzer and Mr. Roberts.

Thor Gjerdrum was appointed as President on September 7, 2016. Mr. Gjerdrum served as A-Mark’s Executive Vice President and Chief Operating Officer from July 2013 to September 2016 and as our Chief Financial Officer and Executive Vice President from 2002 to May 2008 and from May 2010 to June 30, 2013.

Mr. Gjerdrum was Chief Financial Officer and Executive Vice President of SGI from June 2008 to April 2010. Previously, Mr. Gjerdrum held a variety of positions with two publicly traded telecommunications companies, the last of which was as Vice President of Finance, and also worked in public accounting. Mr. Gjerdrum received a Bachelor of Science degree in Accounting from Santa Clara University.

Cary Dickson was appointed as Executive Vice President and Chief Financial Officer effective July 1, 2025. Mr. Dickson previously served as A-Mark's Chief Financial Officer from 2015 to 2019. From 2019 to 2021, Mr. Dickson was the Chief Financial Officer of Entrepreneurial Corporate Group, a boutique investment group focusing on hospitality, distribution and real estate interests. From 2021 to joining A-Mark, Mr. Dickson served as a partner of Hardesty LLC, a provider of CFOs and other related financial services. He served in a variety of executive capacities for Mattel Toys from 2002 to 2014, including as Vice President of Finance from 2011 to 2014, and as Chief Financial Officer of Mattel Foundation from 2005 to 2014. Mr. Dickson also served as Vice President of Corporate Responsibility Audit, VP of Internal Audit and Vice President of Tax for Mattel Toys from 2002 to 2011. Prior to Mattel, Mr. Dickson served as a Senior Vice President at Fox Family Worldwide, Inc., and held positions with The Walt Disney Company and PricewaterhouseCoopers. Mr. Dickson, a Certified Public Accountant, holds a Bachelor of Science degree in Marketing from Southern Illinois University and a Masters of Taxation degree from the University of Denver School of Law.

Brian Aquilino was appointed as Chief Operating Officer on March 9, 2020. Mr. Aquilino has been with A-Mark since 2001, where he served as Director of Operations and then Vice President of Operations since 2011. Mr. Aquilino has over 25 years of operations experience, including positions at AT&T and Covad Communications. Mr. Aquilino received a Bachelor of Arts degree from the University of Denver.

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OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE TEN NOMINEES DESCRIBED EARLIER IN THIS PROXY STATEMENT.

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PROPOSAL NO. 2 - PROPOSAL TO APPROVE, ON AN ADVISORY BASIS, THE FISCAL YEAR 2025 COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT

We are providing stockholders with the opportunity to cast an advisory vote on the fiscal year 2025 compensation of our named executive officers (“NEOs”) as disclosed in this Proxy Statement.

Stockholders are being asked to vote on the following resolution:

RESOLVED, that the stockholders approve the fiscal year 2025 compensation of A-Mark’s executive officers named in the Summary Compensation Table, as disclosed in A-Mark’s Proxy Statement dated October 2, 2025, including the compensation tables, the section entitled “Compensation Discussion and Analysis” and other executive compensation disclosures.

Please refer to the sections of this Proxy Statement above for a discussion of our executive compensation practices and the fiscal 2025 compensation of our NEOs.

Our executive compensation program has been designed to strongly promote the success of our business, by attracting and retaining an experienced and capable management team and providing incentives to achieve and exceed our goals and, in doing so, building long-term value for stockholders. We believe that our fiscal year 2025 compensation of our named executive officers met the objectives of our program and helped to promote our long-term business success.

In making the decision to approve fiscal year 2025 compensation, stockholders are urged to consider the following:

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A-Mark's results in fiscal 2025 were not at the high levels achieved in preceding recent fiscal years. Fiscal 2025 pre-tax profit was $21.3 million, a level lower than the threshold and target levels set for our CEO and other NEOs for payment of the fiscal 2025 annual incentive awards based on pre-tax profit.
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Based on the achieved level of pre-tax profit, the Compensation Committee authorized no payouts of annual incentive awards to the CEO, President and COO for the portion of annual incentives based on pre-tax profit. Our President and our COO had a portion of their annual incentive based on pre-set operational goals, which they each achieved at sufficient levels to earn a specified payout.
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Bonus payouts to some of our named executives were discretionary bonuses at relatively low levels as compared to previous years. These bonuses were in recognition of their individual accomplishments in fiscal 2025, but also took into account A-Mark's overall performance.
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Total Stockholder Return (TSR) had been outstanding in fiscal years preceding 2024, but declined in fiscal 2025. Based on stock price appreciation and dividends paid (assuming reinvestment of those dividends), TSR through the end of fiscal 2025 was -29.7% for one year and, annualized, was -7.8% for three years and a robust +44.3% for five years.
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Equity awards in the form of stock options and restricted stock units have been granted to named executive officers in connection with entry or renewal of employment agreements, upon promotions and at other times, but have not been a regular annual component of compensation. Our Compensation Committee regards the value of these awards as reasonable in order to secure a long-term service commitment (including certain covenants for the protection of our business), as a component of long-term compensation and as a way for executives to appropriately share in the total returns received by our stockholders.
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In fiscal 2025, only two equity awards were granted to our named executive officers. As described in the "Compensation Discussion and Analysis" above, upon entry into new employment agreements with our President and with our COO effective July 1, 2025, we granted an equity award to each executive.
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Other compensation, including perquisites, constitute a relatively small portion of an executive officer's total compensation.

The Board and the Compensation Committee believe that the level of compensation of our NEOs for fiscal year 2025 was well aligned with our overall results and appropriate, and that the structure of our compensation program will remain aligned with financial results and the returns to stockholders.

As an advisory vote, this proposal is not binding upon A-Mark or the Board. Nevertheless, the Board’s Compensation Committee, which is comprised solely of independent directors and is responsible for making decisions regarding the amount and form of compensation paid to our executive officers, will carefully consider the stockholder vote on this matter, along with other expressions of stockholder views it receives on specific policies and desirable actions. If there are a significant number of “Against” votes, we will seek to understand the concerns that influenced the vote and address them as appropriate in making future decisions affecting the executive compensation program.

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OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE FISCAL 2025 COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

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PROPOSAL 3 – RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed Grant Thornton LLP (“GT LLP”) as the independent registered public accounting firm to audit the Company’s consolidated financial statements for the fiscal year ending June 30, 2026.

Stockholder ratification of the selection of GT LLP as the Company’s independent registered public accounting firm is not required by the Company’s Bylaws or otherwise. However, the Audit Committee of the Board is submitting the selection of GT LLP to the stockholders for ratification as a matter of good corporate governance. If the stockholders fail to ratify the selection, the Audit Committee will consider whether to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

A representative of GT LLP will be available virtually at the meeting to respond to appropriate questions of stockholders and will have the opportunity to make a statement if he or she so desires.

This proposal requires the affirmative vote of a majority of the shares of common stock present at the Annual Meeting (or represented by proxy) and voting on the matter.

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THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS THE COMPANY'S INDEPENDENT REGISTERED ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JUNE 30, 2026.

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STOCKHOLDER PROPOSALS

Stockholder proposals intended to be presented at next year’s Annual Meeting of Stockholders and included in A-Mark’s proxy materials for that meeting must be received by A-Mark, addressed to the attention of A-Mark’s Corporate Secretary, at its offices at 2121 Rosecrans Avenue, Suite 6300, El Segundo, California 90245, no later than June 5, 2026 (120 days prior to the first anniversary of the availability of this proxy statement) in order to be included in A-Mark’s proxy statement and proxy card relating to that meeting. Such proposal must comply with all other applicable legal requirements in order to be included in the proxy materials for that meeting. In addition, a stockholder who intends to present an item of business at the 2025 Annual Meeting of Stockholders, other than a proposal submitted for inclusion in A-Mark’s proxy materials, must provide notice of such business to the Company on or before June 5, 2026, and must comply with all applicable requirements of the Company’s By-Laws. In addition to satisfying the requirements under our By-laws, to comply with the universal proxy rules a person who intends to solicit proxies in support of director nominees other than the Company's nominees must provide notice to the Company that sets forth the information required by Rule 14a-19 under the Exchange Act, including a statement that such person intends to solicit the holders of shares representing at least 67% of the voting power of the Company’s shares entitled to vote in the election of directors in support of director nominees other than the Company’s nominees, no later than September 13, 2026 unless the information required by Rule 14a-19(b) has been provided in a preliminary or definitive proxy statement previously filed by such person.

OTHER BUSINESS

The Board of Directors has, at the date of this Proxy Statement, received no notice and otherwise is not aware of any other matter that is to be presented to stockholders for formal action at the Annual Meeting. If, however, any other matter properly comes before the meeting or any adjournment or postponement thereof, it is the intention of the persons named in the accompanying form of proxy card to vote proxies in accordance with their judgment on such matters.

OTHER INFORMATION

Although it has entered into no formal agreements to do so, A-Mark will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy-soliciting materials to their principals. The cost of soliciting proxies on behalf of the Board of Directors will be borne by A-Mark. Proxies will be solicited principally through the mail and via electronic communication but, if deemed desirable, may also be solicited personally or by telephone, telegraph, facsimile transmission, or special letter by directors, officers and regular employees of A-Mark without additional compensation.

A copy of A-Mark’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission (including financial statements and schedules) will be furnished without charge to a stockholder upon written request to: Carol Meltzer, Corporate Secretary, 2121 Rosecrans Avenue, Suite 6300, El Segundo, California 90245.

It is important that your stock be represented at the Annual Meeting whether or not you expect to attend. The Board of Directors urges you to follow the instructions for voting in this Proxy Statement.

Your cooperation as a stockholder, regardless of the number of shares of stock you own, will reduce the expenses incident to a follow-up solicitation of proxies.

If you have any questions about voting your shares, please telephone A-Mark at (310) 587-1477.

Sincerely,

/s/ Carol Meltzer
CAROL MELTZER
Secretary

El Segundo, California

October 2, 2025

Company logo Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. ☒2025 Annual Meeting Proxy Card IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2 and 3: 1. Election of Directors: 01 - Jeffrey D. Benjamin 02 - Ellis Landau 03 - Beverley Lepine 04 - Carol Meltzer 05 - John U. Moorhead 06 - Jess M. Ravich 07 - Gregory N. Roberts 08 - Monique Sanchez 09 - Kendall Saville 10 - Michael R. Wittmeyer Mark here to vote FOR all nominees Mark here to WITHHOLD vote from all nominees For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right. 01 02 03 04 05 06 07 08 09 10 For Against Abstain For Against Abstain 2. Advisory vote on executive compensation 3. Ratification of the appointment of auditors In their discretion, the proxies are authorized to transact any other business that may properly come before the annual meeting or any adjournment or postponement thereof. B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The material is available at: www.edocumentview.com/AMRK IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A-MARK PRECIOUS METALS, INC. Notice of 2025 Annual Meeting of Stockholders Proxy Solicited by Board of Directors for Annual Meeting — November 12, 2025 Gregory N. Roberts and Carol Meltzer, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of A-MARK PRECIOUS METALS, INC to be held on Wednesday, November 12, 2025, at 9:00 a.m., Pacific Time or at any postponement or adjournment thereof. The undersigned hereby revokes all prior proxies granted with respect to such Annual Meeting of Stockholders. Shares represented by the proxy will be voted as directed by the stockholder on the reverse side. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors and FOR items 2 and 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side)